UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              ATLAS MINING COMPANY
                              --------------------

                (Name of small business issuer in its charter)

       IDAHO                         1044                       82-0096527
       -----                         ----                       -----------
  (State or other             (Primary  Standard             (I.R.S. Employer
  jurisdiction of                 Industrial                Identification No.)
  incorporation  or         Classification  Number) *             Number)
  organization)


                           1221 W. Yellowstone Avenue
                           --------------------------
                               Osburn, Idaho 83849
                               -------------------
                                (208) 556 - 1181
                                ----------------
          (Address and telephone number of principal executive offices)


                 1221 W. Yellowstone Avenue, Osburn, Idaho 83849
                 -----------------------------------------------
       (Address of principal place of business or intended principal place of business)

                                   Ben Simpson
                                   -----------
                                    416 River
                                    ---------
                              Wallace, Idaho 83873
                              --------------------
                                (208) 752 - 1154
                                ----------------
            (Name, address and telephone number of agent for service)

                                December 2, 1999
                                ----------------
                (Approximate date of proposed sale to the public)

If this Form is filed to register additional securities for an offering pursuant to Rule 463(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each         Dollar         Proposed Maximum     Proposed Maximum     Amount
Class of  Securities  Amount to be   Offering Price per   Aggregate Offering   of
To Be Registered      Registered     Unit                 Price                Fee

COMMON STOCK         $ 7,500,000     $ 1.00               $ 7,500,000          2,212.50

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*  The  equivalent North American Industry Classification System code is 212222.

                              ATLAS MINING COMPANY

                       7,500,000  SHARES  OF  COMMON STOCK

     Atlas Mining Company, an Idaho corporation, (the "Company" or "Atlas") maintains its principal offices at 1221 W. Yellowstone Avenue, Osburn, Idaho, 83849, and can be reached by calling (208) 556-1181. The Company is offering 7,500,000 shares of full voting rights Common Stock (the "Stock"). The initial public offering price is $1.00 per share.

     This prospectus (the "Prospectus") will terminate in 30 days at 5:00 p.m. Pacific Standard Time after the offering date, or December 2, 1999. The Company may, at the Company's discretion, extend this date for one or two additional thirty (30) day periods (the "Expiration Date"). The Company may elect to extend the Expiration Date for no more than two thirty (30) day periods. In no event will this Offering remain open longer than ninety (90) days. Pending
Closing of the offering, all proceeds will be deposited in a non-interest bearing escrow account at Idaho Independent Bank. The escrow agreement with Idaho Independent Bank is attached to this prospectus as Exhibit "3.6." All subscriptions for Shares are irrevocable.

     This Prospectus places no minimum number of shares to be sold by the Company. The Company makes no representations that all or any shares of stock will be sold. The Company has taken no actions to insure that any shares of stock will be sold as a result of this Offering. If all shares offered in this filing are not sold, the Company does not represent that any future offering will be made to sell the remaining stock.

     The Company is not utilizing the services of an underwriter or broker-dealer. The Company has not engaged, nor does it intend to engage, any outside promoter in the sale of the stock. The Company has not sold to, has no agreement to sell, nor does it know of any, market maker promoting, selling or planning to sell the Company stock. There are no sources buying or selling stock to support the price of the stock in the market.

     Subscriptions received and accepted by the Company with full payment by the Expiration Date will remain effective. This Prospectus will terminate with respect to the unsubscribed Shares. There will be no revocation, cancellation and/or cash buyback for any shares bought in the open market.

     Management of the Company intends to use the funds from the sale of stock to further the Company's goals described in "Use of Proceeds." If all offered shares are not sold, the Company may not have the requisite funding to carry out the objectives set forth in this Prospectus without financing. The investor may realize a decrease in the value of the stock if the Company cannot obtain financing and cannot accomplish its objectives. The investor may realize an increase in the stock if the goals are accomplished with the aid of financing, increasing value in the Company without increasing the number of shares outstanding to the full number offered.

     Even though there is no minimum offering requirement, the Company will offer and sell the Shares on a "best efforts" basis to investors directly through its officers and directors. At this time, the officers and directors of the Company intend to generate investor interest through general promotion. General promotion includes, but is not limited to, informing various broker-dealers about this offering and providing them with a Prospectus. At this time, the Company has no plan to employ an Underwriter in the sale of this stock.

     Although the Company has not hired any promoters to help generate investor interest, it is not precluded from doing so. The Company may engage underwriters, general promoters or registered broker-dealers to advertise and/or sell the stock. No selling agent will have any obligation to purchase or accept any Shares, unless otherwise stated by individual contract. See "Plan of Distribution."

No security holder is selling the Company's stock pursuant to this Offering. No director, officer or beneficial owner of more than 5% of the Company's shares will participate in this Offering.

     Prior to the Offering, there has been no public market for the securities, and there can be no assurance that any such market will develop, or if developed, any such market will be sustained.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 10 AND "DILUTION" ON PAGE 19.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    UNDERWRITING
               PRICE TO PUBLIC        DISCOUNTS        PROCEEDS TO COMPANY
                                 AND COMMISSIONS (1)
-------------  ----------------  -------------------  ---------------------
PER SHARE      $           1.00                - 0 -  $               1.00
-------------  ----------------  -------------------  ---------------------
TOTAL          $      7,500,000                - 0 -  $          7,500,000
-------------  ----------------  -------------------  ---------------------
TOTAL MINIMUM             - 0 -                - 0 -                 - 0 -
-------------  ----------------  -------------------  ---------------------
TOTAL MAXIMUM  $      7,500,000                - 0 -  $       7,500,000 (2)
-------------  ----------------  -------------------  ---------------------

(1) The indication that no underwriting discounts and commissions will be paid is based on the assumption that the shares are subscribed without the participation of an underwriter. Should selling agents and broker-dealers be engaged to solicit securities, they should be paid a commission for doing so, the commission is estimated to be 3% to 9% of the proceeds resulting from the shares solicited by each.

(2)  Before deducting the expenses of this offering, estimated at the following:

Registration  fees:  $2,212
State  taxes  and  fees:  $13,500
Trustees'  and  transfer  agents'  fees:  $22,394
Costs  of  printing  and  engraving:  $3,500
Legal  fees:  $25,000
Accounting  fees:  $15,000
Mailing  costs:  $1,000

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY
OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME OF THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The  date  of  this  Preliminary  Prospectus  is  November  12,  1999.

THIS OFFERING IS INTENDED TO BE OFFERED ONLY IN CALIFORNIA, TEXAS, NEW JERSEY, FLORIDA, NEW YORK, IDAHO, WASHINGTON AND COLORADO. ANY SOLICITATION MADE IN ANY OTHER JURISDICTION IS NOT AUTHORIZED BY THE COMPANY. SUBSCRIPTION AGREEMENTS ENTERED INTO IN ANY OTHER JURISDICTION WILL NOT BE ACCEPTED WITHOUT AN OPINION OF COUNSEL AS TO COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS.

                                TABLE OF CONTENTS

Summary Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Determination of Offering Price. . . . . . . . . . . . . . . . . . . . . .    18
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . . .    21
Plan of Distribution.. . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Directors, Executive Officers, Promoters and Control Persons . . . . . . .    22
Security Ownership of Certain Beneficial Owners
     and Management. . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . .    25
Interest of Named Expert and Counsel . . . . . . . . . . . . . . . . . . .    27
Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities. . . . . . . . . . . . . . . . . . . . . .    27
Description of Business. . . . . . . . . . . . . . . . . . . . . . . . . .    28
Management's Discussion and Analysis or Plan of Operation. . . . . . . . .    40
Description of Property. . . . . . . . . . . . . . . . . . . . . . . . . .    44
Market for Common Equity and Related Stockholder Matters . . . . . . . . .    53
Executive Compensation.. . . . . . . . . . . . . . . . . . . . . . . . . .    54
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
Changes with and Disagreements with Accountants on
     Accounting and Financial Disclosure . . . . . . . . . . . . . . . . .    55


Dealer  Prospectus  Delivery  Obligation

     Until February 9, 2000, all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

   This Registration Statement contains certain forward-looking statements which involve risks and uncertainties. The actual results of the Company could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth in Risk Factors and elsewhere in this Registration Statement.


                               SUMMARY INFORMATION

     The Company, inactive for several years, is a mining and timber resources company that has revitalized its business activities during the past two years. It has recently acquired personnel, equipment, and real property to actively mine its newly acquired San Acacio Mine in Zacatecas, Mexico. These acquisitions, however, have created the need for additional capital to fund development. The Company therefore is offering 7,500,000 shares of its common stock at $1.00 share.

     Upon conclusion of the Offering, if completely sold, the Company will have 12,824,981 shares outstanding and 314,852 shares of treasury stock, with shareholders' equity of approximately $7,990,688, or $0.62 per share, determined as of June 30, 1999.

THE  COMPANY

     ATLAS MINING COMPANY (the "Company" or "Atlas") is a natural resource company engaged in the acquisition, exploration and development of its resource properties in Mexico. In addition, the Company is currently harvesting significant timber resources in its Idaho properties. The Company, originally incorporated on March 4, 1924, in Idaho, is also authorized to operate as a foreign corporation in the states of Montana and Washington.

     A Company's mining services division does business under Atlas Fausett Contracting ("AFC"). AFC provides contract mining, specialized civil construction and drilling services. Its main customers are mine operators, exploration companies, and the construction and natural resource industries.

     Atlas plans to develop the San Acacio Mine. Atlas is also exploring the possibility of revitalizing several mines previously mined by the Company. Management hopes in the near future to research other areas and expand the Company's operations and make further acquisitions.

     Silver is the most predominant mineral on the Company's Mexican properties. Silver appears to have the greatest potential for increased value in the future, based on projected demand. According to the Silver Institute, since 1990, the average shortfall between supply and demand for silver has been 120 million ounces per year. Management believes that the demand for silver should keep rising. This rising demand and lack of available supply may raise silver prices during the foreseeable future. Since Atlas estimates currently that it has 14.4 million ounces of silver ore resource available for mining, Management intends to position Atlas to benefit from this trend.

     AFC also figures prominently in the plans of Management. On September 1, 1997, Atlas purchased underground mining equipment valued at $1.4 million from Fausett Mine Services ("Fausett"). Fausett was a privately held mining contracting firm with over 30 years experience in the mining services business. Atlas formed AFC to own the mining equipment, perform Atlas' mining needs and to provide contract mining services to third parties.

     AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration, core-sampling and mine development. Services are contracted either individually or as joint ventures. AFC tailors its services to meet the requirements of a particular project or the specific needs of an individual client. AFC also works with government agencies and other mining companies to alleviate potential hazards resulting from abandoned mines.

     AFC concentrates on underground mining activities. As a result, very little surface disturbance occurs. Surface disturbance creates the main environmental problems faced by mining companies. Atlas' policy of engaging in underground mining activities therefore shelters it from exposure to some of the environmental risk experienced by mining companies in general.

     In 1997, the Company adopted a policy that limited the Company to exploring only those properties that are both economically and environmentally sound. It is an objective of Management to use environmentally sound mining techniques. In the past, the mining industry has not acted to protect the environment, especially during times of war, when mining was needed to support the war effort. Since then, governmental regulation in the United States has dictated that mining companies minimize environmental tampering when extracting minerals.

     AFC's projects are mainly concentrated among the ten percent (10%) of projects that the bigger companies in the industry do not take on. The major mining competitors take on larger projects, requiring larger up front expenses, and resulting in greater revenues, realized over a longer term. For purposes of this Prospectus, a "major project" is one that involves revenues of $5,000,000 or more. The major competitors can bid on the major projects because of their relatively greater financial strength. The profit margin on smaller projects is generally higher, however.

     Atlas can utilize AFC's services to develop its own mines. This eliminates the waiting period that companies experience in outsourcing development of their properties and enables Management to ascertain when and if a property should be developed. Finally, bidding on projects worth $5,000,000 or less introduces AFC to other bidders who may be potential joint venturers, creating the opportunity for long term projects.

     In 1998, the Company purchased Sierra Silver Lead Mining Company ("Sierra Silver") for $276,157 in an all stock transaction. The Company prior to this acquisition already controlled 600 acres in Shoshone County, Idaho by way of direct ownership and claim rights. Through the purchase of Sierra Silver, the Company acquired an additional 329.18 acres of mineral rights and approximately 250 acres of surface and timber. See "Description of Property." Management valued the 500,000 board feet of timber acquired from Sierra Silver at approximately $75,000. The Sierra Silver mines once produced zinc, but have had no mining activity for over forty years.

     In the first quarter of 1999, Atlas acquired patented mining claims from Trail Gulch Mining Company, known as the Aulbach Claims, in an all stock transaction. The acquisition added an additional 100 acres of mineral rights and timber property to Atlas' assets. The purchase was paid for with 90,000 shares of Atlas Common Stock valued at $27,082. Management estimates that the property contains over 500,000 board feet of timber, which Management values at approximately $100,000.

     In the second quarter of 1999, Atlas acquired all the outstanding capital stock of Olympic Silver Resources, Inc. ("Olympic"). Through the acquisition, Atlas acquired control of the option to mine held by Minera Argentum, S.A. de C.V. ("Minera"), a Mexican subsidiary of Olympic. These assets include the right to mine the San Acacio Mine in Zacatecas, Mexico. This acquisition has positioned Atlas to take advantage of the opportunities to mine silver in Mexico.

     Mining has been the main industry of Zacatecas for over 200 years. The San Acacio Mine has a history of economic production and is located on one of the most prominent vein structures in the area. Currently, the Company is conducting metallurgical testing and will contract with an outside ore reserve specialist. The specialist will investigate the presence of the amounts of the proven or probable reserves. The Company plans to actively develop and mine the San Acacio property.

FINANCIAL  INFORMATION

     The Company's fiscal year begins January 1 and ends December 31. As of June 30, 1999, the Company has total current assets of $404,921 and total assets, including investments, property and equipment of $1,952,847. Current liabilities at June 30, 1999 are $482,700 and shareholders' equity is $590,668. Net income, however, for June 30, 1999, is $(466,349) and June 30, 1998, is $(59,999). The losses are attributable to lack of revenue during that period and to the Company's recent acquisitions. A potential investor is encouraged to review the financial statements attached to this Prospectus. The financial information contained herein is qualified by the more detailed information contained in the financial statements attached to this Prospectus.

     As indicated by year-end financial statements, in 1997 the Company earned net income of $162,461 on operating revenue of $787,887. This profit resulted in $0.05 earnings per share, on a fully diluted basis. In 1998, the Company sustained a net loss of $135,963 on operating revenue of $1,651,898. This loss resulted in a loss of $0.036 per share, fully diluted. The losses sustained are due to an increase in depreciation and interest expenses on equipment acquired.

     The Company's net loss of $466,349 on operating revenue of $61,965 in the first two quarters of 1999 translates to a loss of $0.08 per share, on a fully diluted basis. In the first two quarters of 1998, the Company's net loss was $59,999 on operating revenue of $935,348. This loss translated to a loss of $0.02 per share, fully diluted.

     Atlas has invested its cash flow and retained earnings since 1997. The Company has used these funds for the acquisition of properties, equipment and personnel. These acquisitions are intended to position the Company to actively mine its properties. Once mining production begins, Management believes that the mine will generate revenues sufficient to create retained earnings and fill the current deficits. There is no assurance, however, that Management is correct in this belief. See "Management's Discussion and Analysis or Plan of Operation."

DESCRIPTION  OF  SECURITIES

     Pursuant to this Prospectus, the Company is offering 7,500,000 shares of Common Stock. These shares will be fully registered and priced at $1.00 per share. The shares have no par value. The shares offered hereby have full voting rights. Dividends are payable on the shares of Common Stock when and if such dividends are declared by the Board of Directors.

     Atlas currently has 5,324,981 outstanding shares of common stock. While the Company has authorized preferred stock with a par value of $1.00, no preferred shares have been issued or are outstanding.

     The Offering is self-underwritten. The Company is not required to sell any minimum amount of shares. The Company is offering these shares on a "best efforts" basis.

                                  RISK FACTORS

1. Dependence on Key Personnel - Successful management of the Company will depend upon the efforts and abilities of the Board of Directors and the officers of the Company, particularly William T. Jacobson, the President and Chief Executive Officer. Mr. Jacobson has eleven years experience in the mining industry and fifteen years experience in the banking industry. However, there can be no assurance that Mr. Jacobson will be a part of the management team in the future. The inability of the Company to retain Mr. Jacobson would have a material adverse effect on the Company's business. The Company would most likely experience difficulty in hiring additional management because of the degree of skill, knowledge and experience that operating a mining company requires.

2. Centralization of Management - The future of the Company depends wholly on the decisions made by Management. Management is centralized within the officers and Board of Directors of the Company. The only paid executive employee at this time is William Jacobson. Due to the centralization of management, the Company's goals and direction may not remain the same. However, the Board believes that this centralization of management allows the Company to be flexible to change and adapt in a constantly evolving marketplace.

3. Lack of Profitability - The Company has shown only sporadic profitability in recent years. There can be no assurance that the Company will develop any kind of consistent profitability in the future.

4. Substantial Dilution - An investor purchasing shares through this Offering will purchase shares which, if the Offering is fully subscribed, would result in a book value of $0.62 per share. A slightly higher book value per share will result if less than the total number of shares offered is subscribed. The book value may represent less than the consideration paid for the shares. Management intends to maximize shareholder value, however, there is no guarantee Management will be able to do so.

5. Profitability of Mining Ventures Depends Upon Factors Beyond the Control of the Company - The profitability of mineral properties is dependent upon many factors beyond the Company's control. For instance, world prices of and markets for non-precious and precious metals and minerals are unpredictable and highly volatile. World prices are also subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic factors. Availability and cost of funds for production and other costs have become increasingly difficult, if not impossible, to project, due to worldwide economic uncertainty. These changes and events may materially affect the financial performance of the Company.

6. Competitiveness of Mining Industry - The mining industry is intensely competitive. The Company competes with numerous companies, including many major mining companies with substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable mining leases, suitable prospects for drilling operations and necessary mining equipment, as well as for access to funds. There can be no assurance that the Company can compete in this environment.

7. Fluctuating Price and Demand - The marketability of natural resources which may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company. These factors include, but are not limited to: (1) market fluctuations in pricing and demand, (2) the proximity and capacity of natural resource markets and processing equipment, (3) governmental regulations, (4) land tenure, (5) land use, (6) regulations concerning the importing and exporting of minerals, and (7) environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

8. Comprehensive Regulation of Mining Industry - Mining operations are subject to federal, provincial and local laws relating to the protection of the environment. These include laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Mining operations are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. Various permits from government bodies are required for mining operations to be conducted; the Company cannot guarantee that it will receive these permits. Environmental standards imposed by federal, provincial, or local authorities may change. These changes could have material adverse effects on the Company's activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on the Company. Additionally, the Company may be subject to liability for pollution or other environmental damages. The Company may elect not to insure against these risks due to prohibitive premium costs and other reasons.

9. Financial Considerations - The Company's decision as to whether to develop its properties will require substantial funds and will depend upon several factors, including but not limited to: (1) the results of exploration programs, (2) feasibility studies and (3) the recommendations of duly qualified engineers and/or geologists. If the Company decides to develop its properties, the Company will also consider and evaluate other factors during the development process. These factors include, but are not limited to: (1) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies, and construction of production facilities; (2) availability and costs of financing; (3) ongoing costs of production; (4) market prices for the minerals to be produced; (5) environmental compliance regulations and restraints; and (6) political climate and/or governmental regulation and control.

10. Risks Associated with Mining - Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, flooding, explosions, rock-bursts, cave-ins, landslides, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. The Company may become subject to liability for pollution, cave-ins, or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on the Company's financial position and operations.

     The costs of developing a mine include expenses that are of no value once the minerals have been completely removed. Such costs include, but are not limited to, removing overburden, sinking shafts and extending tunnels. The expenditures result in no additional value to the Company above the market price of the ore produced.

11. Foreign Countries and Regulatory Requirements - The Company has properties located in Mexico where mineral exploration activities may be affected by varying degrees of political instability. Haphazard changes in government regulations may affect applicable tax laws, business laws, and mining laws. Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation, and mine safety. The Company may not elect not to insure against these risks due to prohibitive costs and other reasons.

12. Risks Associated with Timber - There is no insurance on any of the timber Atlas owns. Destruction by fire, pestilence, or tree disease would lessen the asset base of the Company and diminish the value of the stock. In addition, the lumber industry is affected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors may considerably lessen the price of lumber on the open market. A significant decrease in the price of lumber may lower anticipated income and lessen the value of the Company's stock.

13. Currency Fluctuations - The Company maintains its accounts in U.S. dollars and in Mexican pesos. The Company's operations in Mexico and the United States make it subject to foreign currency fluctuations. These fluctuations may materially affect the Company's financial position and results. The Company does not engage in currency hedging activities.

14. Absence of Public Market - The Company's Common Stock has not been registered under the Securities Act of 1933 before this Offering and the Company is responsible for filing with any states in which the common stock is sold to qualify for the exemptions under state laws. Any sale of the stock is unlawful prior to the registration or qualification under the laws of any such state and will be subject to significant restrictions on resale. The stock will constitute a new issue of stock with no established trading market. Accordingly, no assurance can be given that an active market will develop for any of the stock or as to the liquidity of the trading market for any of the stock. If a trading market does not develop or is not maintained, holders of the stock may experience difficulty in reselling such stock or may be unable to sell it at all. If a market for the stock develops, any such market may be discontinued at any time. If a trading market develops for the stock, future trading prices of such stock will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar stock. The stock may trade at a discount from its principal amount or liquidation preference depending on prevailing interest rates, the market for similar stock, and other factors, including the financial condition of the Company.

15. Lack of Liquidity of Low Price Stocks; Penny Stock Regulations - The Company's Common Stock is not quoted on the Over-The-Counter Bulletin
     Board. The Stock is subject to the penny stock rules under the Exchange Act. The Act imposes additional sales practice requirements on broker-dealers that sell such securities. Such additional sales requirements may deter broker-dealers from suggesting the stock the to their clients. It is hoped that, as of the date of this Prospectus, the Common Stock will be outside the definitional scope of a penny stock.

16 Additional Risks - In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this Prospectus, potential investors should keep in mind other possible risks that may be important.


                                 USE OF PROCEEDS

The gross proceeds to be received by the Company from the sale of the Common Stock offered in this Prospectus will be a maximum of $7,500,000. The Company intends to use the proceeds as follows:

Expenses from this Offering                          E$100,000(1)

Completion of San Acacio Feasibility Study          $     350,000

San Acacio Mill Capital Costs                       $   1,500,000

San Acacio Level I Development (Refugio)            $   3,000,000

San Acacio Level II Development (Purisima)          $   1,000,000

Debt Retirement                                     $     800,000

General Working Capital                             $     750,000
                                                    -------------
TOTALS:                                             $   7,500,000

(1) Expenses are estimates only. The expenses for the offering are calculated on the assumption that the entire offering is sold without the use of underwriters. Management is aware of approximately $82,600 in expenses for this Offering at this time, however for the purposes herein have estimated a total of $100,000 in expenses incurred regardless of the number of shares sold. Should broker-dealers be used to sell the securities, any commissions charged by broker-dealers will be paid out of the "General Working Capital" category.

     The primary purpose of this Offering is to raise funds to develop the San Acacio Mine. Once expenses of the Offering are paid, Management intends to use the remaining amount of the proceeds, if practical, to pursue such development. In describing the Use of Proceeds, Management has described the various steps of development in practical, chronological order. As such, Management has placed the objectives in a prioritized order.

     The Company is not required to sell any minimum amount of shares in this Offering. If only a portion of the offered shares are sold, the Company may still pursue the development of the San Acacio Mines. Management has received an indication from a third party lender in the industry that debt financing may be possible, for example. The Company may be able to pursue lender financing, although no terms or commitment has been discussed at the present time. If the Company can obtain favorable terms, Management may pursue development of the San Acacio Mines using a combination of equity and debt financing.

     Management estimates that raising $3,000,000 or more from the Offering would place the Company in a position to obtain favorable credit terms. The Company may be then be able to obtain third party lender financing to not only complete the objectives listed above, but also to pursue acquisitions of additional equipment and properties.

     The mining industry is close knit and limited to certain geographical areas. As a result, it is common for members of the industry to be aware of the assets and properties that might be available for acquisition. Management has no firm plans to acquire any certain assets or properties. Nevertheless, Management may use proceeds from this Offering to further acquire additional assets, if the Company received sufficient funding from this Offering to obtain lender financing and complete the objectives described in Use of Proceeds and more. The Company would be especially interested in acquiring additional properties in Mexico.

     According to the aforementioned prioritized list, Management plans to pay all expenses from the Offering before expending any money on the goals of the Company. If adequate funds remain after paying the Offering expenses, then the Company will complete the San Acacio Feasibility Study and then pursue the development of the mine properties. This is Management's objective. If however, this proves impossible or impractical, the Company may use the proceeds otherwise. For example, a natural disaster in the area of the mines might make further development impractical.

     An option payment on the San Acacio Mine of $100,000 became due and payable during the past six months. The past six months have resulted in little cash flow for the Company. As a result, the Company paid $75,000 to the option holder and secured a verbal agreement that the remaining $25,000 could be paid at a later date. See, "Description of Properties." Management intends to pay this amount as soon as possible. To the extent that the payment is not made by the closing of the Offering, however, this payment may be paid from proceeds before the expenses of the feasibility study are funded.

     Although Management has set forth the anticipated goals of the Company, it reserves the right to change these goals to adapt to the ever-changing marketplace as well. Management cannot foresee future conditions. Unforeseen circumstances may dictate that Management change its order of priorities, or add new priorities to its list, in order to obtain the maximum shareholder value. For instance, Management may later believe that growth by acquisition, rather than growth by development of existing facilities, may be the most appropriate and profitable course for the Company. Therefore, this Use of Proceeds section is a guide to the intentions of Management at this time, but is subject to change to adapt to unforeseen circumstances.

EXPENSES  FROM  THIS  OFFERING

     The expenses from this Offering will be paid out of the Offering proceeds to the extent received. These expenses are estimated at $100,000 in total for fixed costs. All other uses of proceeds detailed below are after the expenses from this Offering have been paid. The Company will be responsible for payment of expenses to the extent that sufficient proceeds are not realized.

COMPLETION  OF  SAN  ACACIO  FEASIBILITY  STUDY

     Management estimates the cost of the feasibility study to approximate $271,000 plus a contingency of 30%, for a total of $352,300. Similar budget estimates have been determined for each stage of development of the San Acacio Mine. Rounded numbers are used throughout the following section to facilitate understanding of the expenses overall. The study will consist of metallurgical testing, density determinations, baseline studies and engineering studies. The feasibility study will help the Company in its development plan for the mine.

SAN  ACACIO  MILL  CAPITAL  COSTS

     The initial phase of mining will be from the surface. Management plans to hire independent contractors to perform this work. By hiring a contractor, the Company will avoid the expense of purchasing heavy equipment required to perform surface mining.

     The Company plans to allocate $1,500,000 from this Offering to construct a new recovery plant to service the San Acacio Mine. The recovery process will include a heap leach pad and a Merrill Crowe system to extract silver from a cyanide solution. In this process, crushed ore is stacked onto an impermeable pad in a contained area, and is exposed to a cyanide solution. As the solution drains through the ore it dissolves the silver and is caught in a drain field where it is pumped into a Merrill Crowe system. The Merrill Crowe system precipitates the silver from the solution and the solution is recycled back to the ore pad for additional recovery. The precipitated silver is then dried and melted into an ore that can be sold directly to a refiner. This process eliminates the need for a smelter.

     The Company may have the need for a different milling process in the future. An existing mill adjacent to the San Acacio property is available for this purpose, however, the Company has not made any commitments to purchase any additional milling capacities at this time.

     The Company also expects to install a crushing plant. The Company will upgrade roads between the mine and the processing plant as well as build an on-site office.

SAN  ACACIO  LEVEL  I  DEVELOPMENT  (REFUGIO)

     The  Company  plans  to  allocate  $3,000,000 from this Offering to develop
Level I of the San Acacio Mine, known as Refugio. This amount will cover equipment purchases as well as labor. Previous owners partially developed the mine, but did not continue operations. Management believes the allotted amount is necessary to perform some preproduction construction. The allocated amount may be sufficient to fund actual production of this level as well. See, "Description of Property."

     Level  I  is  the  adit  level  approximately  300  feet below the surface.

SAN  ACACIO  LEVEL  II  DEVELOPMENT  (PURISIMA)

     The Company plans to allocate $1,000,000 of the Offering proceeds for the development of Level II of the San Acacio Mine, known as Purisima. This amount will cover mine preparation, labor and equipment costs.
Level II is approximately 600 feet below the surface. The vein structure is known to be continuous from the surface to Level II. Management believes that the vein continues below Level II, and intends to develop and access this level with the intent to expand the Mine to deeper levels.

DEBT  RETIREMENT

     The Company plans to pay down or retire approximately $800,000 of long-term debt from the Offering proceeds. The Company has $811,750 of long-term debt. The long-term debt of the Company includes a note of $782,741 payable to Fausett International Inc. The note is paid in monthly payments of $15,000, with an interest rate of 8.75%. The note is collateralized by the equipment and mining supplies of the Company. The debt was acquired in 1997 for the purpose of acquiring equipment and matures in 2001.

     Not being retired is a short-term note in the amount of $201,000, which matures on January 1, 2000, and has an 8% interest rate. The Company intends to repay this note from logging proceeds. Other notes not being retired include a note for the purchase of a vehicle with a balance of $23,353.00. This note is payable in monthly installments of $578, and has an interest rate of 11.9%, and matures in 2001. Also a vehicle purchase note exists with a balance of $1,695.76 and is payable at $431 per month at the rate of 7.9%. This note matures in February, 2000.

GENERAL  WORKING  CAPITAL

     The Company will use any proceeds remaining for general working capital. Atlas has no plans for this capital except to fund ongoing operations. These funds will be used to pay broker-dealer commissions if necessary.

     The allocation of the proceeds set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the right to reallocate the proceeds within the above described categories or to other purposes in response to, among other things, changes in its plans, industry conditions, and the Company's future revenues and expenditures.

     The primary purpose of this Offering is to further the Company's plans for expansion of its Mexican subsidiaries. Based on the Company's operating plan, the Company believes that even partial funding of the Offering would be sufficient to meet the Company's anticipated cash needs. As discussed, the proceeds from a fully subscribed Offering would be sufficient to meet the Company's anticipated cash needs and may enable the Company to fund additional projects. These funds, plus the Company's cash flow from operations, should also be sufficient to finance its plans for expansion for at least 12 months from the date of this Offering. No assurance can be given that the Company will be successful in obtaining such financing from this Offering, or to obtain lender financing on favorable terms, or at all. If the Offering is not successful, or successful only in part, and the Company is unable to obtain additional financing, its ability to meet its plans for expansion could be adversely affected. (See "Risk Factors," "Management Discussion and Analysis.")

     The Company reserves the right to change the application of proceeds depending on unforeseen circumstances at the time of this Prospectus. The intent is to implement the Company's business plan to the extent possible with funds raised in this Offering. Unforeseen events, timing, the general state of the economy and the Company's ability or inability to generate revenue could greatly alter the application of proceeds from that shown above.

                         DETERMINATION OF OFFERING PRICE


     There currently is no established public market for the Company's stock. There can be no assurance that a public market in the Company's stock will be established, or if established, that such market will sustain. The Company's stock is registered on the Over-the-Counter Bulletin Board System ("OTC BB") under the stock symbol "ALSM."

     The Company determined the Offering price based on several factors: (1) Potential investor interest, (2) The Company's current capital needs, and (3) The Company's ability to pay future dividends, although no dividends are contemplated at this time. The Company believes that its use of the capital raised by this Offering should increase its revenues, thus increasing shareholders' equity and the ability to pay dividends. This belief, and consultation with advisers knowledgeable about the stock market, has led to the determination of the purchase price.

     The Company's stock has historically traded on the Over-the Counter Bulletin Board Market ("OTC BB"). The stock has not traded with the advent of recent Securities and Exchange Commission ("SEC") rules, and similar National

Association of Securities Dealers ("NASD") rules, requiring that companies enter the SEC disclosure system and become fully reporting in order to trade OTC BB. As a result, there is no way to determine at what price the Company's stock would trade immediately preceding the Offering.

     However, the Company anticipates investor interest in Atlas stock because of the rising demand for silver in the marketplace. According to the "CPM Group's Silver Survey for 1999," the world silver supply, in 1998, was estimated at 630 million ounces. The world demand for this same period was 822 million ounces, or a 192 million ounce shortfall. (For further discussion, see "Description of Business.")

     The Company has determined that $7,500,000 received from this Offering would meet the expenses of the Offering and provide at least $7,400,000 in proceeds for the purposes described above. This amount of proceeds added to the shareholders' equity of $590,668 at June 30, 1999 raises shareholders' equity to $7,990,688. The resultant number of outstanding shares pro forma at June 30, 1999 would be 12,824,981 shares, making per share equity $0.62.


                                    DILUTION

     As previously discussed, Atlas is not a reporting company immediately preceding this Offering.

     The stock offered hereby is offered at a price significantly more than the price paid by officers, directors, promoters and affiliated persons during the past five years. This is because these individuals purchased at the then-current market price. Over the past five years, the Company's stock has traded in a range of $0.18 to $0.81 per share.

     As discussed, an investor purchasing shares through this Offering will purchase shares which, if the Offering is fully subscribed, would result in a book value of $0.62 per share. Partial subscription of the Offering should result in a slightly higher book value. The book value, however, should not reach the amount of the purchase price immediately after the closing of the Offering because of dilution by the current outstanding shares. While this is an immediate dilution of the stock, Management believes that the added value to the Company that this Offering represents will result in a future higher market value and book value for the stock. There is no assurance that the beliefs of Management are correct in this regard, however.

     During the last five years, the following purchases have been made by officers, directors, promoters and affiliated persons at prices less than the offering price:


Investor              Relationship to    Date       Amount         Purchase Price   Total
                      Company            Purchased  Purchased      per share        Purchase
                                                                                    Price
--------------------  -----------------  ---------  -------------  ---------------  ---------
William and           William Jacobson,   12/16/97  25,000 shares  $           .20  $   5,000
Mary Ann              President
Jacobson
--------------------  -----------------  ---------  -------------  ---------------  ---------
Tom Groce             Director            12/16/97  25,000 shares  $           .20  $   5,000
--------------------  -----------------  ---------  -------------  ---------------  ---------
William and Mary Ann  William Jacobson,    1/13/98  25,000 shares  $           .20  $   5,000
Jacobson              President
--------------------  -----------------  ---------  -------------  ---------------  ---------
Tom Groce             Director              3/4/98  75,000 shares  $           .20  $  15,000
--------------------  -----------------  ---------  -------------  ---------------  ---------
Jack Harvey           Jack Harvey, Vice     3/4/98  50,000 shares  $           .20  $  10,000
Trust                 President and
                      Director
--------------------  -----------------  ---------  -------------  ---------------  ---------
William and           William Jacobson,     3/6/98  50,000 shares  $           .20  $  10,000
Mary Ann              President
Jacobson
--------------------  -----------------  ---------  -------------  ---------------  ---------
Optimum               Promoter              4/6/99        125,000  $           .20  $  25,000
Source
Stock
Brokers
Society
--------------------  -----------------  ---------  -------------  ---------------  ---------

     Not included in the foregoing table are the shares of stock the Company transferred to Fausett International, Inc., in 1997, for the purchase of operating equipment and mining supplies. The Company transferred 875,000 share of common stock valued at $350,000. Subsequent to this transaction, William Jacobson, Chief Executive Officer of the Company, received 265,000 shares of Atlas stock from Fausett International, Inc., for payment of past services performed by Mr. Jacobson for Fausett. The 265,000 shares that Mr. Jacobson received are valued at approximately $106,000. See, "Certain Relationship and Related Transactions."

     On April 16, 1999, the Board of Directors authorized the issue of Options on 500,000 shares of common stock to employees and directors for the fair market value of the stock on the date of grant. Of these 500,000 shares, the Board designated options for 375,000 shares to directors and 125,000 to employees. The employees have not received the options at this time. When issued, the options will carry a mandatory holding period of two years before exercisable.

     While the Company has experienced some losses during the past three years, the Company has not experienced losses in each of the past three years. A potential investor is strongly urged to review the Company's financial statements.

                            SELLING SECURITY HOLDERS

     No security holder is selling the Company's stock pursuant to this Offering. No director, officer or beneficial owner of more than 5% of the Company's shares will participate in this Offering.


                              PLAN OF DISTRIBUTION

     This Offering involves the offer and sale of 7,500,000 shares of Common Stock at $1 per share.

     This Offering will terminate on December 31, 1999, or on such later date that (i) the Company, in its discretion, shall determine either 60 days or 90 days after the effective date of the registration or (ii) all Common Stock is sold.

     During the Offering, prospective investor's funds will be deposited into an escrow account at Idaho Independent Bank, Haydon Lake, Idaho 83835. Once the Offering closes, all funds tendered by prospective investors will be transferred to the accounts of the Company and shall be subject to use by the Company in connection with its business and operations as generally described in this Offering. The escrow account will not accrue interest. No subscriber is entitled to interest on funds deposited in escrow. (See "Use of Proceeds.")

     If the Company accepts an investor's subscription, the Company will deposit the escrowed funds into its operating account and send the investor the Common Stock purchased. The Company will send the securities to investors as their funds are released from the Escrow Account. Within five (5) business days after the release of the investor's funds, the Company will issue the stock in the principal amount equivalent to the number of shares purchased.

      The Company reserves the right to accept or reject any subscription agreement, in whole or in part, for any reason, in the sole discretion of its Management.

     This Offering is self-underwritten and the Company has not secured the services of an underwriter. The Company intends to offer and sell Common Stock directly to investors without the assistance of a registered broker-dealer. Management intends to use a small number of preliminary prospectuses to inform certain dealers about the stock. The Offering is blue sky registered in states which the Company believes each potential purchasers may reside. Therefore, the entire Offering may be purchased by a limited number of investors. In such instances, the entire principal amount of the Common Stock purchased shall constitute proceeds to the Company, without deduction for selling commissions.

     However, the Company does reserve the right to sell securities described by this Prospectus through registered broker-dealers. If this occurs, the Company may have to pay a commission to the broker-dealers. Such commissions may range from 3% to 9% of the proceeds raised by the broker-dealer.

     The Company will send to each investor a written statement of final capitalization promptly following the termination of the Offering.

     Also, under the terms of the Plan of Distribution, the Company may deliver Prospectuses to broker-dealers until the termination of the Offering.

                                LEGAL PROCEEDINGS

     There are no material pending legal proceedings, and the Company is not aware of any threatened legal proceedings to which the Company may be a party. Likewise, there are no material legal proceedings to which any director, officer or affiliate of the Company is a party. No security holder is a known adverse party to the Company nor has a material interest adverse to the Company.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The names, ages and positions of the Company's Directors and executive officers as of September 30, 1999 are listed below:

Name                 Age      Position with the Company       First Elected
-------------------  ---  ----------------------------------  -------------
William T. Jacobson   53  President, C.E.O, Director                   1993
Jack Harvey           77  Vice President, Director                     1970
Kurt Hoffman          33  Secretary, Treasurer, and Director           1997
Thomas E. Groce       78  Director                                     1970
Lovon Fausett         62  Director                                     1974


WHILE SOME OF THE INDIVIDUALS ABOVE SERVE ON OTHER BOARDS OF DIRECTORS, NO PERSON LISTED SERVES ON THE BOARD OF A LISTED OR PUBLICLY HELD COMPANY OTHER THAN ATLAS, OR ITS SUBSIDIARIES.

WILLIAM  T.  JACOBSON  has  been  President of Atlas Mining Company since August
1997. From 1994 to 1997, he served as Secretary of Atlas and Treasurer of Fausett International, Inc. Mr. Jacobson also serves on the Board of Directors of Trend Mining Company. He has an eleven-year career in the mining industry and spent fifteen years in the banking industry. He holds a business degree from the University of Idaho.

JOHN "JACK" HARVEY has been Vice President of Atlas for 15 years. He received his mining engineering degree from Montana Tech, and is retired after a 41 year career with Anaconda and Arco.

THOMAS E. GROCE received a metallurgical engineering degree from Montana Tech and is retired after a 30- year career at Kaiser Aluminum. Mr. Groce held the position of Secretary and Treasurer for 16 years.

LOVON FAUSETT has served as a past President of Atlas and is the one hundred percent (100%) owner of Fausett International, Inc. Mr. Fausett also is a Director of Hagby USA, a diamond drill manufacturer.

KURT HOFFMAN is the Secretary and Treasurer of Atlas Mining Company. Mr. Hoffman has been the Company's Secretary and Treasurer, since 1997. Mr. Hoffman currently is the president of Trend Mining Company. Mr. Hoffman owns and has operated Hoffman Mining and Land Services for the past five years. Trend Mining Company and Hoffman Mining and Land Services are not competitors of Atlas.

None of the above listed individuals has been party to any material legal proceeding during the past five years.

BOARD  OF  DIRECTORS,  COMMITTEES,  AND  COMPENSATION

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, the Board is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.

     Board  members  are not presently compensated, but are reimbursed for their
expenses  associated  with  attending  Board  meetings.   The  Company  has  one
standing  committee  at  this  time,  the  Stock  Option  Committee.


                         SECURITY OWNERSHIPS OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership as of September 30, 1999 of the Company's shares by (i) each current Director and each nominee for Director (ii) each officer of the Company, (iii) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's shares, and (iv) all officers and Directors of the Company as a group.


NAME AND ADDRESS OF              NUMBER OF SHARES   BENEFICIALLY OWNED
                                                    -------------------
BENEFICIAL OWNER(1)                                 PERCENT OF TOTAL(2)
------------------------------  ------------------  -------------------
Cede & Co.(3)                           1,005,688                 18.9%
Fausett International, Inc.(4)            500,000                  9.3%
William T. Jacobson(5)                    383,688                  7.2%
John F. Harvey(6)                          60,767                  1.1%
Thomas E. Groce(7)                        126,340                  2.4%
Lovon Fausett(8)                           39,610                  .74%
All officers and directors              610,405(9)                11.5%
as a group

*  less  than  one  percent
---------------------------
(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the purchase date upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. As of the date of this Prospectus, no options, warrants or rights to acquire shares have been granted.
(3) The address for Cede & Co. is P.O. Box 20, Bowling Green Station, New York, New York 10274.
(4) The address for Fausett International, Inc. is Attn: Robert Seitz, P.O. Box 968, Osburn, Idaho 83849-0968. Fausett International, Inc. is one hundred percent (100%) owned by Lovon Fausett.
(5) Mr. Jacobson's address is Box 631, Mullan, Idaho 83846. Mr. Jacobson holds 303,660 shares individually, 50,000 shares with Mary Ann Jacobson, and 50,000 shares with Mary Ann Jacobson as joint tenants.
(6) Mr. Harvey's address is Bayview Rt, Box 31, 895 Bayview Dr., Poulson, Montana 59860. Mr. Harvey holds 9,767 shares individually, 1,000 shares with Ruth C. Harvey as joint tenants with right of survivorship, and 50,000 shares as trustee of the John F. Harvey Trust.
(7) Mr. Groce's address is E. 10413 Desmet, Spokane, Washington 99206. Mr. Groce holds 14,120 shares individually and 112,220 shares with Maryrose Groce.
(8) Mr. Fausett's address is P.O. Box 968, Osburn, Idaho 83849-0968. Mr. Fausett holds 17,003 individually and 22,607 with Nona Fausett as joint tenants. Mr. Fausett owns one hundred percent (100%) of Fausett International, Inc.
(9) This number does not include the 500,000 shares held by Fausett International, Inc., owned 100% by Lovon Fausett, a director of Atlas.

     Management is unaware of any voting trust or agreement among any of the shareholders.


                            DESCRIPTION OF SECURITIES

     In this Offering, the Company will offer 7,500,000 shares of Common Stock for sale to the public. These shares have no par value. Dividend and voting rights are detailed below.

     The authorized capital stock of the Company at the closing of this Offering consists of 60,000,000 shares of Common Stock, no par value per share. At the Effective Date, a total of 5,324,981 shares of Common Stock are issued and outstanding and held by 1,735 shareholders. Of the 5,324,981 shares outstanding, 314,852 are treasury stock. None are being registered by principal shareholders for sale under this Prospectus.

     A stock option plan and an incentive plan were ratified by the shareholders of the Company in November 1998. Both plans authorize the Board of Directors to form a Stock Option Committee. The Committee has full authority to administer the provisions of each plan.

     The plans dictate that the combined total maximum option shares for the existing and all future option plans of the Company shall not exceed 10% of the then issued and outstanding shares of the Company's stock. The plans provide that the aggregate number of option shares assignable to one person shall not exceed 5% of the then issued and outstanding shares of the Company's stock. The shares of Common Stock to be issued upon the exercise of the plans may be: (1) authorized but unissued shares, (2) shares issued and reacquired by the Company or (3) shares bought on the market for the purposes of the plan. In the event any option plan shall terminate, expire or be surrendered without having been exercised in full, the shares subject to such plan but not purchased thereunder shall again be available for future options.

     On April 16, 1999, the Stock Option Committee authorized the issue of options to directors and employees on 500,000 shares of common stock. Of these 500,000 shares, the Committee designated 375,000 shares to directors and 125,000 to employees.

     Each director will receive 75,000 shares of stock options. Presently, there are no grants of any of the authorized stock options. The Committee will set the price of the stock option shares at the time of the grant. The length of the options to be granted is three years. The option stock will carry a mandatory holding period of two years before exercisable.

     Dividends are payable on shares of Common Stock when and if such dividends are declared by the Board of Directors. Shareholders are entitled to one vote for each share on all matters submitted to a shareholder vote. Most shareholder votes, except for the election of Directors and other routine matters, require the affirmative vote of 51% of the shares present in person or by proxy at a meeting of the shareholders. Shareholders have no rights to a cumulative voting for the election of Directors. Each share participates equally in assets available for distribution upon liquidation or dissolution. The holders of Common Stock have no preemptive or preference rights. Shares of Common Stock are not subject to any redemption provisions or convertible rights into any other securities of the Company. All of the outstanding shares are fully paid and non-assessable. The shares to be offered in this Offering will also be fully paid and non-assessable when they are issued and paid for.

     The foregoing description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and By-Laws as well as to the applicable statutes of the State of Idaho for a more complete description concerning the rights and liabilities of shareholders.

     The Company intends to furnish shareholders annual reports containing audited financial statements of the Company. The Company also intends to distribute quarterly reports containing unaudited financial information.

     After the Offering, there will be 12,824,981 shares of Common Stock outstanding. The Company retains the right to later issue 47,175,019 shares of Common Stock.

     In the event of the liquidation, dissolution or winding-up of the Company, the holders of the Common Stock would be entitled to share ratably in all assets remaining after payment of senior note holders and other liabilities.

     In addition to the rights specifically mentioned above, Common Stock holders of the Company are afforded other rights and privileges pursuant to applicable law and the Articles of Incorporation and By-Laws of the Company, which are hereby incorporated by reference. Copies of the Company's Articles of Incorporation and By-Laws have been filed with the Securities and Exchange Commission.

     Subsequent to the completion of the Offering, current stockholders of the Company will own approximately 41% of the outstanding Common Stock.

     The Company can make no prediction as to the effect, if any, that sales of the Company's securities, or the availability of such for future sale, will have on the market price of the Company's securities. Sales of substantial amounts of securities in the public market, or the perception that such sales could occur, could depress prevailing market price. Such sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price it deems appropriate.

STOCK  TRANSFER  AGENT

     The Transfer Agent and Registrar for the shares of Common Stock is Idaho Stock Transfer Company, 421 Couer d'Alene Ave., Couer d' Alene, Idaho 83814.


                      INTEREST OF NAMED EXPERT AND COUNSEL

     No expert or counsel will be receiving compensation in excess of $50,000 in connection with this offering. For estimates of fees to be paid in connection with this Offering, please see the front page of the Prospectus.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Fausett International, Inc., sold operating equipment and mining supplies to the Company, in 1997, for a purchase price totaling $1,416,094. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable for the remainder. Subsequent to this transaction, William Jacobson, Chief Executive Officer of the Company, received 265,000 shares of Atlas stock from Fausett International, Inc., for payment of past services.

     Atlas has entered into a contract for consulting service with Lovon Fausett. Mr. Fausett will provide consulting services for three (3) years and will receive a consulting fee of $1,500 per month. Consulting fees recognized under this agreement during 1998 and 1997 were $18,000 and $4,500, respectively. Mr. Fausett will also receive $18,000 under this agreement in 1999. The agreement terminates in October 2000.

     The Company leases office space on a month-to-month basis from Fausett International, Inc. Rental payments under this lease are $1,100 per month. Total rental expense recognized under this lease during 1998 and 1997 was $13,200 and $3,200, respectively.


                             DESCRIPTION OF BUSINESS

     The following Glossary, is provided to assist the investor in understanding technical mining terms used throughout the Prospectus.

GLOSSARY:

ADIT:     The  entrance  to  a  level  of  the  mine.

BALL  MILL:  A  machine  used  to  grind  ore  to  the  consistency  of  powder.

BLAST HOLE DRILLING: Drilling holes in the ore to be filled with explosives for blasting.

CLAIM, PATENTED: Claims that have been vested to the Company by the United States government giving both surface and mineral rights to the holder.

CLAIM, UNPATENTED: Claims rented from the United States government on a yearly basis giving the Company the right to the minerals of that claim.

CONCENTRATION: The process by which ore is separated into metal concentrates and reject material through processes such as crushing, grinding and flotation. Concentrates are shipped to a smelter.

CONVERTER: A principal phase of the smelting process, which involves the blowing of oxygen-enriched air through molten metal, causing oxidation and the removal of sulfur and other impurities from the metal.

DIAMOND CORE DRILLING: A process for sampling a mineral deposit by using a hollow diamond-tipped drill bit to cut out a rock core. This core sample is used for geological study and assay.

DORE: A bar of intermixed gold and silver metals containing some impurities. Dore is separated at a refinery into pure gold and silver bullion.

DRAW POINT LEVEL: The mine level in which ore is retrieved from the areas mined and hauled to the surface.

FLOTATION: The process by which minerals attach themselves to the bubbles of an oily froth and rise to the top where they are skimmed off. This process is used primarily for the concentration of sulfide ores.

FLUX: A substance that promotes the fusing of minerals or metals or prevents the formation of oxides.

GROUTING: A method of cementing the fractures or holes in the rock to stabilize the area and to contain water flows.

HEAD GRADE: An estimate of the total mineral content of the ore being fed into the process plant.

HEAP LEACH: The process by which a mineral can be economically recovered by stacking crushed ores on an impervious liner and dissolving the mineral with a cyanide solution.

IN-SITU: In its natural position or place. In geology, when the deposit is found in the position it was in when it was originally formed or deposited.

LONG HOLE SAMPLING: Recovered drill clippings from a long hole drill hole for the purpose of exploration or to define the boundaries or a deposit.

MERRILL-CROWE RECOVERY SYSTEM: A process that mixes zinc dust with solutions of dissolved gold and silver to precipitate the precious metals.

MILLING: A treatment process involving fine grinding of the ore followed by extraction of the mineral.

MINE: The source of mineral-bearing material found near the surface or deep in the ground. Most copper and gold mines are open pits, where ore is removed from the surface rather than from underground workings.

MINE  CLOSURES:   Closing  of  a mine for environmental or safety purposes.  The process normally includes backfilling underground voids, sealing water sources and capping the adits or shafts.

MINERALIZATION: A deposit of rock containing one or more minerals for which the economics of recovery have not yet been established.

ORE: A mineral or aggregate of minerals from which metal can be mined or extracted.

OVERBURDEN STRIPPING: The portion of waste material removal required prior to ore mining.

PRECIPITATE:  A  mixture  of  minerals  filtered  from  solutions.

RAISE CONSTRUCTION: Driving upward to access underground areas for mining or exploration.

RAMP CONSTRUCTION: Driving a tunnel in an incline or decline with rubber tire equipment.

RECOVERY RATE: Percent of total contained mineral values that are extracted into a salable product.

REHABILITATION: Repairing of existing mine workings to make access possible for exploration or production.

RESERVES (ORE): That part of a mineral deposit that can be economically and legally extracted at the time of the reserve determination. A resource that has been economic, metallurgical and mine planning completed.

RESOURCE: A resource is an ore body with indicated mineralizations, but has not had economic, metallurgical and mine planning completed.

ROCK BOLTING: A method used to stabilize the ground by drilling holes into the rock and securing a bolt into the hole.

SETTLER:  A  tank in which a separation of particles can be effected by gravity.

SHOTCRETE:  The  spraying  of  cement  onto  walls to help stabilize the ground.

SLAG: The waste substance formed in any one of several ways by chemical action and fusing at furnace operating temperatures.

SLICE PRODUCTION BLASTING: A method of blasting where the ground is blasted in sections.

SLIMES: A mixture of metals and insoluble compounds that form on the anode in electrolysis; usually a material of fine particle size.

SMELTING: A metallurgical operation in which metal is further separated from impurities. A typical smelting operation involves furnacing and converting concentrates into blister and anode copper, which are sent to a refinery for further processing. Fire-refined copper, also produced by smelting, is shipped directly to fabricators.

STRIPPING RATIO: Ratio of waste material to ore-grade material that is removed to reach the ore.

VCR (VERTICAL CRATER RETREAT) METHOD: A method of mining between levels by drilling a series of holes from level to level then blasting in 8 foot to 10 foot sections starting from the bottom layer up towards the surface.

     This Registration Statement contains certain forward-looking statements which involve risks and uncertainties. The actual results of the Company could differ materially from those anticipated in these forward-looking statements as a result of factors including those set forth in "Risk Factors" and elsewhere in this Registration Statement.

THE  COMPANY

     Atlas was originally incorporated on March 4, 1924, in Idaho, and is also authorized to operate as a foreign corporation in the states of Montana and Washington. Since 1924, Atlas has mined the various mineral resources present in the Idaho mountains, Montana and Washington. The Company has mined silver, copper, lead, zinc and gold. Over the years, it has developed as a natural resource company engaged in the acquisition, exploration, and, if warranted, development of its resource properties in the state of Idaho and, recently, Mexico.

     From 1980 to 1997, the mining activities of the Company ceased, largely due to a downturn in the market price and the high costs of development and production. The Company continued to hold its mining properties and wait for a better market economy. In 1997, Bill Jacobson, then a member of the Board, became CEO. He initiated the purchase of equipment from Fausett International and organized AFC. AFC provides contract mining, specialized civil construction and drilling services. Its main customers are mine operators, exploration companies, and the construction and natural resource industrie

     The Company's properties also possess significant timber resources. Atlas contracts independent logging companies to harvest its timber. After harvesting, the timber is sold for Atlas' account. The Company intends to further explore expansion into the timber industry and better cultivate the timber properties it currently owns. Unlike the mining industry, timber is a renewable resource. Long after the metals have been extracted, a managed property can still produce timber. It is Management's intent to acquire a sufficient number of properties in north Idaho suitable for continuous production of marketable timber. This should produce a continuous source of revenue for the Company.

     In the past two fiscal years, Atlas has spent approximately $50,000 on timber acquisition and development activities. The Company has financed these activities itself. In addition, the Company has paid and will pay in the future reclamation bonds on road access and stumpage fees which are withheld until the slash is piled and burned.

     Management is contemplating the revitalization of several mineral mines previously developed and to develop the resources of newly acquired silver mines. Management hopes in the future to acquire additional mining properties.

     Management also intends to expand its contract mining services, which are offered through AFC. Management hopes to increase the profit derived from these services and to further develop the Company's expertise in this area.

     In 1998, Atlas acquired the Sierra Silver Lead Mining Company, an Idaho corporation. This merger added approximately 329 acres of mineral rights which includes approximately 250 acres of surface timber to Atlas' current holdings. In February 1999, Atlas also acquired Olympic Silver Resources, Inc., a Nevada corporation, in an all-stock transaction. The acquisition of Olympic gave Atlas control of the Olympic subsidiary mine in Zacatecas, Mexico, the "San Acacio Mine." In March 1999, the Company acquired the Aulbach mining claims from Trail Gulch Gold Mining Company. The property has approximately 500,000 board feet of timber which Management values at approximately $100,000.

     The Company intends to raise additional funds through this offering, joint ventures and/or debt financing. The Company will use these funds to further explore its property, develop its mineral and timber resources and to expand its contract mining services. See, "Use of Proceeds". No assurance can be given that the Company will be able to raise the needed capital to develop such properties however, failure to raise such financing could be detrimental to the success of the Company. See "Management's Discussion and Analysis or Plan of Operation."

     The Company's executive office is located at 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. Its telephone number is (208) 556-1181. The Company's Web site is http://www.atlasmining.com.

SILVER

     Based upon reports made by the Silver Institute, Management believes that silver has the most potential for increased value in the future. Economists expect that over the next decade, the greatest demand, and possibly the greatest price increase, will be for base metals like those mined by Atlas. Silver brokers are expected to purchase more silver as third world countries modernize and the demand for plumbing and electricity becomes more widespread. It is expected that silver, for the reasons stated below, will be the first to see an increase in price.

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
     The report by the Silver Institute indicates that in 1997, (the last year for which figures are available), the total demand for silver was 863.4 million ounces, up 6.1% from the previous year. Mine production and recycling accounted for 665.4 million ounces, creating a shortfall between supply and demand of 198 million ounces. As of 1997, conventional supply had not kept up with demand for nine consecutive years. Since 1990, the average shortfall between supply and demand for silver has been 120 million ounces per year.

     As expected, during 1998, silver inventories were drawn down to levels, in terms of weeks of demand, that have not been seen since inventory records were first kept. In July of 1998, the COMEX inventory for silver hit an all time low of less than 80 million ounces. This figure equates to about 1.1 months consumption at 1997 rates.

     According to a report of "CPM Group's Silver Survey for 1999," the world silver supply in 1998 was estimated at 630 million ounces. The world demand for this same period was 822 million ounces, or a 192 million ounce shortfall. Their projections for 1999 show another shortfall of 177 million ounces. This indicates the continued trend in demand over supply. Silver prices may therefore see some increases over the next couple of years.

     From 1982 to 1997, the U.S. Government reduced the quantity of silver held in its stockpile from nearly 4,300 tons (138.2 million ounces) to approximately 1,200 tons (38.5 million ounces). Banks and foreign countries have also reduced their stockpiles over this same period.

     The U.S. Geological Survey states that as of January 1998, two-thirds of the world's silver resources are associated with gold, copper, lead and zinc deposits. The remaining one-third is in vein deposits in which silver is the most valuable component. Significant future reserves and resources are expected to come from base metal discoveries that contain silver as a byproduct.

     Silver is produced in the United States by 76 mines in 16 states. Major production comes from Nevada (39%), Idaho (15%), and Arizona (12%). Atlas silver mines are located in Idaho and Mexico.

     All of these factors portend higher silver prices in the future. This is good news for primary silver producers and silver exploration companies like Atlas. Management hopes that it can take advantage of this potential for silver through its mines in Idaho and the mines it has options on in Mexico as described below.

SAN  ACACIO  MINE

     In the second quarter of 1999, Atlas acquired all of the outstanding capital stock of Olympic Silver Resources, Inc., a Nevada corporation. Through the acquisition, Atlas acquired control of the mining assets held by Minera Argentum, S.A. de C.V., a Mexican subsidiary. The subsidiary in turn optioned the San Acacio mine property ("San Acacio Mine").

     The property is held under an exploration agreement with an option to purchase. An option payment was due in July of $100,000. The Company timely paid $75,000 and has a verbal agreement with the optionholder to pay the rest at a later date. After the $25,000 payment, one additional option payment will remain in the amount of $100,000. This payment will be due July 2000. In July 2001, Atlas must decide whether or not to purchase the property for $3,200,000, of which $500,000 may be paid in shares of common stock.

     The San Acacio Mine is located approximately five kilometers north of the city of Zacatecas, in central Mexico. According to the prefeasibility study developed by the Company, it is a historic mining area with good infrastructure and a trained labor pool. A pre feasibility study compiled by previous owners and lessees, indicates that the mine has a drill-indicated resource of 14.4 million ounces of silver. By extending the drill, Management has been able to identify another five million metric tons of inferred resource. These are not possible or proven reserves and at the present time, do not even meet the definition of "resources" required by the SEC Industry Guide 7 which relates to disclosure of mining activities. It is this indication, however that motivates Management to pursue the complete feasibility study and further development of the mine. The resource area covers approximately 7% of the potentially mineralized strike length and down dip extension of the vein system. Recovery of 70% of the silver by heap leaching appears possible. See, "Description of Property."

     The Company currently plans to complete feasibility studies on the San Acacio Mine. If the studies are favorable, as Management expects, then the Company will begin developing and actively mining the San Acacio Mine.

     If the feasibility study is not favorable, Management may explore other opportunities. See, "Use of Proceeds."

ATLAS  FAUSETT  CONTRACTING

     Because of exploration and other budget constraints, mining on the Company's properties remained idle since the 1980s. However, on August 10, 1997, the Company's Board met and approved a plan to revitalize the Company for the purpose of increasing shareholder value and, in the long term, of making Atlas an operating company with producing silver mines.

     The first step in this process was to form a contract mining service. To accomplish this, on September 1, 1997 the Company purchased $1.4 million in underground mining equipment from Fausett International, Inc., ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining services business. The Company also hired Lovon Fausett as a consultant. Lovon Fausett, already on the Board of Atlas, has extensive knowledge and expertise in all aspects of underground mining. See, "Certain Relationships and Related Transactions."

     The Company operates its contract mining services under the trade name of Atlas Fausett Contracting ("AFC").

     AFC began contracting work on August 15, 1997. AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration, core-sampling and mine development. AFC also performs other pre-development services. AFC's projects include the following:

     all types of underground mine development, rehabilitation and specialized civil construction.
     construction  of  shafts,
     blast  hole  drilling,
     construction of tunnels (track and trackless), specialized blasting, ramp construction, controlled and slice production blasting, raise construction (conventional and alimak), long hole sampling, rehabilitation of mine closures, and mine restoration and development.

     Services are contracted for either individually or as joint ventures. AFC tailors its services to the requirements of a particular project or the specific needs of an individual client. AFC is also capable of handling a small amount of work under contract from government agencies but has none at the present time.

     AFC personnel, through Atlas Fausett Contracting or Fausett Mine Services, have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in most of the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit from the Bureau of Alcohol, Tobacco and Firearms to handle explosives.

     AFC personnel have been responsible for the completion of several underground mining projects since 1997. They have completed the Caladay Project near Wallace, Idaho, consisting of a 5100-foot, three compartment shaft, stations, skip pockets, drifting and extensive core drilling. Another completed project is the Ropes Project near Ishpeming, Michigan. This project involved completing a 9000-foot, 12% spiral decline, 7,200 feet of level development on vein including draw point level, production by sub-level blasting using the VCR method and extensive core drilling. AFC is also the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana.

     Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization (such as grouting, shotcrete, and rock bolting). AFC also works with government agencies and other mining companies to help with industry efforts to alleviate potential hazards from abandoned mines.

     Since AFC mainly concentrates on underground mining activities, there is very little surface disturbance, which is the main environmental problem faced by mining companies whose activities are centered on surface mining. Atlas' policy of engaging in underground mining activities therefore shelters it from exposure to some of the environmental risk experienced by mining companies in general.

BUSINESS  STRATEGY

     AFC is a source of operating revenue for Atlas. Management intends to demonstrate to the financial community that it has the knowledge and ability to carry out profitable mining operations. Most companies of Atlas' size often appear years away from being able to generate cash flow and begin production. In addition, most of these companies lack the operational mining expertise of AFC. As a result, positioning the Company both financially and in technical expertise, Management intends to increase the revenues available from contracting services, and command a larger portion of the market.

     Overall, the Company's business plan is to accomplish a number of objectives to enhance shareholder value. The are to:

*     Become  a  fully  reporting  company  by  registering this Offering.

* Increase market capitalization and asset base to meet NASDAQ (or other exchange) small cap listing requirements. Management will attempt to accomplish this through acquisition of other mining companies and properties with good economic value which are environmentally clean.

* Reach gross annual contracting sales of $2.5 million, and annual timber sales of $100,000.

* Establish a minimum 40 million ounce reserve potential through exploration and acquisition of additional properties.

     Management hopes to revitalize each of the Idaho mining properties at some time in the future. The Company, however, does not intend to actively mine its own properties in Idaho until doing so is financially feasible. Expansion of current mining of the Idaho properties is therefore not anticipated in the near future.

COSTS  AND  SOURCES  OF  FUNDING

     To date, the Company's activities have been financed primarily through the sale of equity securities and the issuance of equity for the acquisition of mining operations and property. No assurance can be given that the Company will be able to raise the needed capital to develop its properties. See, "Management's Discussion and Analysis or Plan of Operation."

GOVERNMENTAL  APPROVAL

     The Company has not applied for the necessary governmental approvals for development of its properties in Mexico. However, Management intends to apply for all necessary government approvals as funds are supplied through this Offering. If additional approvals are necessary for future developments, the Company intends to provide all the necessary information to regulatory authorities. The Company may have to adjust its development plans in order to obtain any requisite approvals. In the event the Company is not able to obtain the necessary approvals, the Company's development plans and operations could be negatively impacted.

GOVERNMENTAL  REGULATION

     The mining industry is regulated on both the federal and state levels in the United States and in Mexico. Management currently believes its operations are in compliance with all governmental regulations, and it intends to comply with all governmental regulations as it continues to explore, develop, and exploit its properties.

     In the U.S., mining activity is affected by two primary categories of laws and regulations: safety and environmental.

     The Federal Metal and Nonmetallic Mine Safety Act prescribes minimum safety provisions for mines within the United States. Workers within regulated mines may bring grievances before the U.S. Department of the Interior for violations of the Act. The Department of Interior investigates these claims and may assess fines for violations.

     Safety is regulated by the Mine Safety and Health Administration ("MSHA"), created by the Federal Mine Safety and Health Act. MSHA is an arm of the U.S. Department of Labor. All mining companies must have an MSHA number in order to legally operate. The Act requires MSHA to inspect the Company's mines for safety risks at least twice a year. The mining enterprise must also report all injuries and accidents immediately. If the company is at fault, then corrective measures are required and fines are assessed.

     The enterprise must report all man-hours worked. Man-hours reported are compared to accident figures reported. The frequency of examination and inspections is determined by the comparison. All mines and mining activities are subject to inspection by MSHA inspectors. The inspectors examine the enterprise for hazards and activities that are unsafe, require corrective measures, and assess fines based on the severity of the infraction.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), enacted in 1980 and reauthorized by the Superfund Amendments and Reauthorization Act ("SARA") in 1986, imposes strict liability on landowners, users and operators whose land is found to be polluted. If pollution is found, the Environmental Protection Agency ("EPA") may order a company to clean up the polluted site. In the alternative, the EPA may clean the pollution itself. If the EPA cleans the pollution from the site, all landowners, users and operators are jointly and severally liable for the cost of the cleanup.

     Nevertheless, environmental soundness is regulated primarily by the various state agencies. In Idaho, the Department of Lands and the Environmental Quality Division of the Health & Welfare Department regulate all mining activities where there may be land disturbance and where water quality may be affected. Each mining enterprise within the jurisdiction is required to submit a plan of operation and an environmental impact statement to the agency indicating what, if any, disturbances would occur. The agency may require a public comment period before approving the plan.

     For safety purposes, Atlas has a policy of storing explosives only when the Company is conducting blasting activities. To the extent that explosives are used, the activity is regulated by the ATF.

     In Mexico, an environmental permit is issued by the government after first completing a base line study of the existing property to find out the existing metal content of the property to be mined. Once a base line is established, the permit is issued and the Company must furnish an operating plan and impact statement disclosing the future effects of the property to be disturbed.

EMPLOYEES

     As of March 31, 1999, Atlas has two employees and AFC has five employees. In addition, the Company utilizes the services of various individuals on a consulting basis. Atlas has also contracted an independent logging contractor who employs approximately ten people. None of the Company's employees are covered by a collective bargaining agreement, the Company has never experienced a work stoppage, and the Company considers its labor relations to be excellent.

COMPETITION

     The main silver mining companies in North America include Pan American, Sunshine Mining Company, Hecla Mining Company and Apex Silver. Each of these corporations is much larger than Atlas and, in most cases, have significantly greater resources. However, Management of Atlas believes that the Company is in a unique position due to its machinery, manpower and know-how. Most companies of Atlas' size do not enjoy the large amount of silver resources Management believes it has available to mine.

     AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has had experience in a number of different mining techniques. Such related use of this expertise has been in such things as rock bolting, shotcrete, and grouting for ground support. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

     A review of Dun and Bradstreet industry reports indicates the main competitors of AFC in the contract mining business as American Mine Services, Inc., Dynatec Mining Corporation, J.S. Redpath and Small Mine Development. Except for Small Mine Development, each of these companies is larger than Atlas. These larger companies have the depth to take on larger projects that require large capital investments.

      Of the underground contracts let on a yearly basis in the western United States, it is estimated that the total dollar amount averages between $100 and $125 million. The dollar size of these projects range from smaller, less than $5 million, to larger, up to $60 million. The larger contractors normally get the larger projects due to their financial ability to fund major projects. In a normal year, the larger projects account for approximately 80% to 90% of the total dollars contracted. This leaves the remaining projects for Small Mine Development, AFC and a few others.

     AFC has the ability to compete on larger projects because of its expertise. However, to do so, Atlas must be willing to devote the necessary capital, bonding, and other resources to the larger projects. These resources might be better used in the development of Atlas' own properties. The goal of Atlas Management at this time is to show continued growth and profitability in AFC. This is necessary to support the total corporate organization of Atlas. Management also intends to use the talents and resources of AFC for Atlas' own mining projects when AFC is not committed to an outside contract.

     AFC has worked for companies such as ASARCO, Echo Bay Minerals, Hecla Mining Company and Sunshine Mining Company, among others.

     Atlas will become a reporting company by registering this Offering. Historically, however, the Company has not delivered annual reports to security holders.

     The public may read and copy any materials the Company files with the Securities and Exchange Commission ("SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     The  Company  also  maintains  a  Web  site  at http://www.atlasmining.com.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


     The Company has not had significant revenues from its mining operations since the 1980s. Only since 1997 has the Company seen revenues from the operations of AFC. Consequently, much of the following information centers upon the Company's plan of operation.

     Given a fully subscribed Offering, the Company should be able to satisfy its cash requirements for the next twelve months and pursue its plans for expansion. However, the Company may occasionally borrow money in order to finance a specific project or to fund ongoing operations. Further, the Company may determine that the objectives described in "Use of Proceeds" should be met using third party financing regardless of the amount raised in the Offering. In this event, the Company may set aside a portion of the funds raised in the Offering to create a "war chest." This might make the Company more attractive to one of the lenders who specializes in financing mining activities.

     If the Company should obtain third party financing it may be able to pursue the objectives described in this Prospectus without raising the full amount, or issuing the entire number of shares offered. The Company has identified $3,000,000 to $4,000,000 as a significant range. If funds raised by this Offering reach this range, Management believes that financing all or part of the remaining amounts needed may be advantageous to the Company. The Company's financial advisers have suggested that using financing at this stage may accomplish the Company's goals without issuing the full number of shares offered. This may create greater value per share than would be realized by issuing the entire number of shares offered.

     If funds greater than those identified in the "range" are raised, the Company may choose to set aside a portion of the proceeds and use lender financing to complete the objectives described in "Use of Proceeds." The amount in excess of the range may be used to achieve not only the objectives described in this Prospectus, but may position the Company to acquire other properties, primarily in Mexico. In addition, the Company may pursue feasibility studies, recently acquired properties in Idaho. See, "Description of Business."

     Three or four major lenders in the United States and Canada specialize in financing the mining industry. The Company has received an indication from one such lender that the lender would like to discuss financing the Company.
Management  intends  to  pursue  this  positive  indication.

     No further stock offerings are planned within the next twelve months. The Company may consider another offering, however, if the full number of shares is not issued as a result of this Offering. If the Company is successful in combining debt and equity financing, the Company's stock may become more robust in the market. Should this occur, Management may decide to pursue raising sufficient funds to pursue further acquisitions beyond the objectives described in this Prospectus.

     PROPERTY  EXPLORATION  AND  DEVELOPMENT

     Management intends to continue with exploration and development of its properties. The Company's focus in the near future will be to begin development of its newly acquired Mexican property. Beyond that, additional exploration and development will continue on all the Company's properties.

     The Company has not mined at the Atlas mine, located in Mullan, Idaho, for over 20 years. The Sierra mine has not been mined for over 40 years and the Aulbach claims have not been mined for over 60 years. More exploration is needed by the Company in the Atlas mine, the Sierra mine and the Aulbach mine. At this time, Management would prefer to develop and begin mining the San Acacio mine and possibly use those revenues to fund development of its Idaho properties.

     EQUIPMENT  PURCHASES

     The Company may need additional equipment to begin development of its newly acquired properties and possibly to revitalize its previously owned properties.

     Management is aware of the requirement to replace aging equipment, or duplicating existing equipment as more than one mine is developed simultaneously. Previously, such acquisitions have been accomplished using cash flow and operating capital. The Fausett transaction involved the partial payment of stock in consideration for the purchase of equipment. Management may seek a similar transaction should the necessary equipment become available.

     It is likely that additional equipment will be needed for the production of the Idaho mines. Additional equipment will also be needed as the Company expands the contract mining services segment of the business. The contract mining services business has been relatively slow during the first two quarters of 1999, as a result of a downturn of activity in the United States mining industry. Management believes, that the situation has changed. The companies that employ the contract mining services have also indicated a belief that the remainder of the year will be stronger. Should the contract mining services business become stronger, Management will seek to expand the Company's business.

     As the Company develops and expands the San Acacio Mine, it intends to acquire the following equipment: 1) Six 2yd Loaders at approximately $450,000;
2) Six 16 ton Trucks for approximately $480,000; 3) Compressors with an estimate value of $75,000; 4) Production Drills with an estimated value of $660,000; 5)

Miscellaneous equipment budgeted at approximately $300,000 and 6) Track equipment in the approximate amount of $160,000. These figures are estimates and may vary once the feasibility study is completed and production begins. The Company may purchase new equipment, or may acquire used equipment where suitable and available. As a result, Management believes this is an accurate estimate of the amount needed, but the investor should consider it solely as a guide. The cost of the equipment described is included in "Use of Proceeds B San Acacio Level I Development (Refugio)" and "Use of Proceeds B San Acacio Level II Development (Purisma)." Management may review and change its opinion as to the additional equipment and personnel necessary once the feasibility study is completed and production begins.

     Most equipment available today is diesel operated and utilizes a hydraulic system for most of its operations. All equipment currently held by the Company is manufactured specifically for underground use and has the proper exhaust scrubbers and safety factors. Major manufacturers are Wagner, Eimco, and Svedla.

     In removing the minerals from the San Acacio mine, the intent is to put the proper equipment into the mine to provide the greatest and most efficient production. The size of the equipment is based on the vein size and hauling capacity of the adits. This equipment used will be mostly underground, although the equipment will be used to complete some surface mining at first. This will be utilized with air track drills, loaders and trucks. When mining operations begin, the Company anticipates using some of the existing equipment held by AFC, in addition to "new" equipment purchased specifically for the mining operation, possibly purchased in Mexico.

     PERSONNEL  REQUIREMENTS

     If the Company is successful in its attempt to raise capital to start developing its newly acquired Mexican property, it will need to hire additional personnel. In the alternative, Management intends to subcontract the production work to a separate entity, or enter into a joint venture with another entity which is able to perform the production work. The method the Company uses to move its properties into the production stage will depend upon the ability of the Company to finance operations. The Company intends to consider the need for hiring additional personnel in its determination of how it can best move its properties into production.

     The mining industry in the United States, and in Mexico, is limited to a fairly small group of professionals. As a result, these professionals interact with each other frequently. The Company may not employ many people at the present time, but it has access to substantial talent available in the industry. This talent should be available when the Company begins production in both the Idaho, and Mexican, mines. Management will determine whether or not to hire personnel, to contract for their services or to enter into a joint venture with other companies.

     In addition, it is not customary to hire mining professionals in Mexico by long term contract. Management expects to utilize local professionals substantially in Mexico, especially in the first stages of production. Thus, personnel may be hired short term. To the extent that Mexican personnel are unavailable, Management will consider sending U.S. professionals to Mexico to the San Acacio mine, to the extent permitted by NAFTA and other regulations. This would probably be more expensive. Management expects to hire approximately 132 people to mine the San Acacio property. See, "Description of Business - Governmental Regulation." Although Management has estimated it labor costs, Management does not know at this time what those costs will be. This would be part of the feasibility study envisioned by this Prospectus.

     RESULTS  OF  OPERATIONS

     The Company's financial performance is dependent on many external factors. World prices and markets for metals and minerals are cyclical, difficult to predict, volatile, subject to government fixing, pegging and/or controls, and respond to changes in domestic and international political, social and economic environments. Additionally, the availability and costs of funds for production and other costs are increasingly difficult to project. All of these factors can materially affect the financial performance of the Company.

     Management cautions a potential investor to review the attached financial statements carefully. The Company remained relatively stagnant before 1997. During 1997 and 1999, the Company made relatively large acquisitions which resulted in a decreased amount of cash and cash equivalents on hand, but a stable amount of total assets as the assets of the acquisitions were entered on the books of the Company. Slowly, as the Company's acquired assets become income producing, revenues should increase.

     Management's discussion and analysis must include a review of 1996 figures, although unaudited, to clarify the changes that the Company has experienced in operations. In current assets, for example, the Company increased to $592,025 at December 31, 1998, and $592,719 at December 31, 1997, from $181,825 as of
December 31, 1996. Although Cash positions changed from $136,182 in 1996 to $32,235 in 1997, investments in other current assets increased by $248,673. The results of these changes were the direct result of the acquisition of Fausett Mine Services inventory and the beginning of operations as AFC.

     In 1998, current assets change little from $592,719 as of December 31, 1997, to $592,025 as of December 31, 1998. In 1998, the Company acquired Sierra Silver Lead Mining Company ("Sierra Silver") for an allocated value of $276,157. In the first quarter of 1999, the Company purchased approximately 100 acres of timber on 5 patented mining claims. The transaction was for 90,000 shares of Atlas stock, with a value of $27,082. Also in 1999, the Company acquired the stock of Olympic Silver, a Nevada corporation, for Atlas Common Stock. This transactions involved the issuance of 741,816 shares of Atlas Common Stock. With these transactions the Company incurred additional acquisition and organizational expenses that reduced cash and cash equivalents of $47,618 as of December 31, 1998, to $40,549 on June 30, 1999. Management anticipates continued growth for the Company. The various methods of growth are discussed throughout this Prospectus. Slowly, as the Company's acquired assets become income producing, revenues should increase. Total assets at December 31, 1997, are $1,828,375; December 31, 1998, $1,951,386, and June 30,1999, $1,952,847.
Management  anticipates  continued  growth  in  assets.

     Liabilities have remained fairly constant, with current liabilities at December 31, 1997, at $236,118 and December 31, 1998, at $221,147. At June 30,
1999, current liabilities are $482,700 and at June 30, 1998, $261,268. The greater amount indicated at June 30, 1999, reflects a $201,000 working capital line of credit discussed elsewhere in this Prospectus. Management intends this obligation to be paid from proceeds of timber sales, and for the amount of current liabilities to return to the mid $200,000 range.

     Revenues are expected to increase, but current losses include the expenses of the acquisitions made and the lack of revenues from mining contracting. Net income at December 31, 1997, is $162,461 and at December 31, 1998, is $(135,963). At June 30, 1999, however, net income is $(466,349) and at June 30, 1998, $(59,999). The June 30 figures are unaudited.

     Shareholders' equity has increased due to the acquisitions and revitalization of the Company. Shareholders' equity is $307,352 at December 31, 1996 (unaudited); increased to $841,200 at December 31, 1997, then to $846,924 at December 31, 1998. Shareholders' equity is $590,668 at June 30, 1999, as compared to $826,201 at June 30, 1998. The decrease in shareholders' equity as of June 30, 1999, is the result of losses incurred in the first half of 1999. Once the Company is operating with a steady revenue base from mining, logging and contracting, Management believes that this trend will be reversed.

     The Company has certain external sources of liquidity to compensate for recent operating losses. They are sales of investment securities, timber and properties. Although Management has no desire to liquidate all of these assets, they are available if liquidation becomes necessary.


                             DESCRIPTION OF PROPERTY

     The Company has assets of real property, mining equipment and mineral leases and options. These assets are approximately valued at $1,255,734, in the 1998 year-end audited financial statements. The following section describes the Company's right, title, or claim to its properties and each property's location. This section also states the Company's present plans for exploration and development of the properties, a description of the reserves data and an inventory of equipment and natural resources located on each property.

                             SHOSHONE COUNTY, IDAHO

MINING

     The Company owns approximately 800 acres of fee simple property and patented mining claims and 260 acres of mineral rights and unpatented claims. These are located in the Coeur d' Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. The Silver Valley is the largest silver producing area of the United States. Atlas was originally incorporated to pursue mining activities on the Atlas mine property near Mullan, Idaho. This property has some past production of silver, lead, zinc and copper. However, the ore reserves of this property cannot be determined without extensive exploration.

     The Company may fund the exploration and development of the Coeur d' Alene mines if the Company has surplus money from this Offering after the stated Company objectives are achieved. If all the shares of stock are sold, the Company plans to develop the San Acacio mine in Zacatecas, Mexico, as described in "Use of Proceeds." Upon the completion of that project, if the Company produces revenue from the San Acacio Mine, it may use the revenues to further develop the Shoshone County mines. Alternatively, if the Company produces revenue from the San Acacio Mine, it may use those revenues to acquire new properties wholly unrelated to its Coeur d' Alene mines. See, "Use of Proceeds."

     The Coeur d' Alene mining district is divided into five separate tracts. These sections are named for the mines located in that specific section. The section location and estimated square miles are as follows:

SECTION OF THE COEUR D' ALENE MINING DISTRICT             ESTIMATED ACRES
---------------------------------------------  --------------------------------------
Atlas                                          540 acres fee simple and patented, 180
                                               Unpatented
---------------------------------------------  --------------------------------------
Sierra Trapper Creek                           80 acres patented
---------------------------------------------  --------------------------------------
Aulbach, Section 6 & 7                         100 acres patented
---------------------------------------------  --------------------------------------
Sierra Silver, Woodland Park and 9 Mile        60 acres patented, 80 acres mineral
                                               Rights
---------------------------------------------  --------------------------------------
Sierra Hardscrabble                            20 acres patented
---------------------------------------------  --------------------------------------

     The largest section is the Atlas Mine. The underground Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located directly adjacent and south of the Lucky Friday Mine, owned and operated by Hecla. The Lucky Friday Mine currently produces over five million ounces of silver annually. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000 foot internal shaft which can be accessed for future exploration.

TIMBER

     Management estimates that the aforementioned properties contain approximately 2.5 million board feet of harvestable timber. Atlas contracts independent loggers to harvest the timber and deliver it to the mill. The current return to Atlas is $150 per thousand board feet. The Company implements reforestation techniques to replenish its timber supply.

     The Company acquired its Sierra section property through the purchase of Sierra Silver Lead Mining Company. Through this purchase the Company acquired approximately 329 acres of mineral rights which includes approximately 250 acres of surface and timber. Although there was a small amount of zinc mined on the Sierra Silver property, there has been no mining activity for over forty years.

     The majority of the Sierra property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber, which management values at approximately $75,000, which is included in the total timber value estimate in the paragraph above.

     The Company acquired its Aulbach claims in March 1999 from Trail Gulch Gold Mining Company. Through this purchase the Company acquired approximately 100 acres of mineral rights which includes approximately surface rights and timber. Management estimates that 500,000 board feet of timber are on the property with an approximate value at $75,000.

PRINCIPAL  OFFICE

     Atlas  Mining  Company  rents  property  and  office  space  from  Fausett
International, Inc., in Osburn, Shoshone County, Idaho. The address of the property is 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. The property includes approximately 3.5 acres of ground for equipment storage, two shops and two storage buildings and an office building. The office building is 1600 square foot. The rent is $1,100 per month paid to Fausett, with no cancellation penalty. Fausett is wholly owned by Lovon Fausett, a director and shareholder of the Company.

                       SAN ACACIO MINE, ZACATECAS, MEXICO

     Management intends to use the majority of the funds of this Offering to fund the development of the San Acacio Mine, near Zacatecas, Mexico. The Company controls mining assets held under its Mexican subsidiary Minera Argentum, S.A. de C.V. ("Minera"). Minera controls silver properties in the Zacatecas District of Mexico.

LOCATION

     The state of Zacatecas is located approximately 600 miles north of Mexico City. The San Acacio Mine is approximately 5 miles north of the city of Zacatecas, the capital city of Zacatecas. The mine is located in the Veta Grande sub-district of the famous Zacatecas silver camp. Zacatecas has a population of about 150,000 people and is served by railroad, an international airport and paved highways.

     The city lies within the Mesa Central province, a high plateau interrupted by clusters of hills and mountain ranges lying between the two Sierra Madre mountain belts in Mexico. Atlas' Zacatecas property is 1179.13 hectares, approximately 2900 acres. The highest ridge is approximately 2900 meters above sea level, while the area of the project is between the 2500 and 2600 meter elevations. The deepest access to the mine, the Purisima adit, is approximately 2380 meters above sea level. The property is accessible by paved road and has secondary roads into the property.

OWNERSHIP  OF  THE  PROPERTY

     The San Acacio Mine and the Zacatecas district have a production history dating back to the early Spanish Colonial era. The San Acacio property is under an exploration agreement with an option to purchase to Minera Argentum, S.A. de C.V., a subsidiary of Atlas Mining Company. The grantor of the option is Minera San Acacio, S.A. and the principal owner of Minera San Acacio, Amado Mesta Howard. The Company has paid $175,000 in option payments to date. The last option payment of $100,000 was due July, 1999. $75,000 was timely paid; the Company reached a verbal agreement with the optionholder to pay the rest of the option at a later date. One $100,000 option payment remains, due July 2000. In July 2001, the Company must decide whether to purchase the property for $3,200,000, of which $500,000 may be paid in shares of common stock. There are no other conditions precedent on the purchase of the property. The above amounts do not include the 15% I.V.A. (valued added) tax. This tax is returned after tax returns are filed.

FEASIBILITY  STUDIES  CONDUCTED  ON  THE  LAND

     The manager of Atlas' New Business Development Team, Richard J. Tschauder, conducted a pre-feasibility study on the San Acacio Mine in April 1999. The Company is analyzing data from 30 to 50 rock density samples. A number of estimates on the in-situ mineral have been made for the San Acacio Mine, however none of these estimates are yet at the stage where a proven and probable reserve can be published. The company is currently in the process of acquiring the critical information that will be necessary to make a proven or probable reserve report.

PREVIOUS  OPERATIONS:

     Previous  operations,  operators  and reports made regarding the San Acacio
Mine:

1. A 1935 Spanish language report by T. Skewes Saunders of Mexico City defined a limited reserve of silver in the vicinity of the Refugio level. The reserve used a density factor of 1.5 for backfill material, and was based on volumetric considerations and underground sampling.

2. A 1935 English language report by James Berry of Compa ia Minera San Bartolo, S.A., identified a proven reserve of 117,000 metric tons grading 400 g/t silver and probable ore of 612,500 metric tons averaging 370 g/t silver and 1.5 g/t gold. This work was based on underground sampling, following rehabilitation of the Refugio level and sampling of the vein for 120 meters along strike. The samples average 452 g/t silver and 1.5 g/t gold over three meters. Outcrop sampling above the Refugio level over a strike length of 800 meters averaged 400 g/t silver and 1.1 g/t gold over an average width of 6 meters. The maps showing this work are incomplete.

3. A 1986 Spanish language report by IMMSA, a Mexican mining company, tabulated a proven and probable reserve of 1,669,868 metric tons grading 350 g/t over an average of 2.81 meters in width. This number was based on underground samples, using 2.5 g/cm3 assumed density for in-place material, and estimations of the recovery based on previous work. Only limited maps showing sample locations are available.

4. The Silver Standard reserve estimate was the first accomplished using a database derived solely from assays of core. Silver Standard calculated a computer generated polygonal reserve utilizing a 50 meter area of influence for each drill hole and a two ounce per ton(86g/t) cutoff grade. Assumed specific gravities were 2.55 for vein material and 1.75 for stope fill. The combined reserve estimate, as calculated by Silver Standard, is 2.47 million tonnes of vein and backfill material grading 1.82 grams of silver per metric tonne, containing 449,580 kilograms of silver, or approximately
     14.4 million ounces, when converted to Imperial measure. Approximately 9.8 million ounces are in vein material and 4.7 million ounces are in backfill. This reserve covers only the area drilled by Silver Standard, an area approximately 600 meters in strike length and to a depth of 70 meters, but including some outlying holes. This area overlaps with, but includes less than half of, the areas where previous reserves have been estimated. Because of the uncertainties associated with the previous resource estimates, no attempt to combine the Silver Standard reserve with previous numbers will be attempted.

5. Using the same cutoff, density and area of influence assumptions, Minera Argentum has checked the Silver Standard reserve by building a polygon reserve in longitudinal section. The resulting tabulation totaled
     2.54 million tonnes grading 185 g/t silver, yielding 470.867 kilograms of contained silver. This estimate is within 5% of the Silver Standard estimate.

     Silver Standard Resources, Inc., the predecessor operators to the Company, acquired an option on the property, in 1994. Their initial evaluation included surface rock and soil sampling, a geophysical survey and trenching. Concurrent with that work, partial access to the underground through the Purisima and Refugio level was obtained and some rehabilitation work was completed. This allowed limited access and sampling, but most of the underground samples taken were of the foot wall of the vein, rather than from the vein itself.
Nevertheless, some high grade values were obtained from the Purisima level. A percussion drill program was initiated, drilling directly down the vein. However, this method failed to achieve recovery in backfill material, and the program was abandoned after the ninth hole was completed. The holes average 16 meters in depth, with the deepest being only 33 meters.

     In late August 1995, a diamond drill program was initiated to test the potential for a near-surface open pit deposit and to test the down drip and lateral extensions of the vein system. By late November, a total of thirty-two diamond drill holes were completed and 4060.87 meters of BQ, NQ, and HQ diameter cores were logged, split and sampled. The work identified four separate subparallel vein: Veta Blanca, Veta Chica, Veta Grande and Veta Grande Intermedio. The bulk of the intercepts are on the Veta Grande structure. The Company has copies of all drill logs and assay certificates. The core has been examined, and it has been determined that core sampling procedures were of good quality. Recovery was a problem in some fault gouge in the hangingwall, and in some of the backfilled material. These problems will be accounted for in the future reserve estimates.

     As Silver Standard had hoped to define an large open pit target, interest in the target waned, and no work was completed in 1996 and 1997. In 1997, faced with a large final payment, Silver Standard attempted to negotiate an extension of the option period. However, since the company had performed no work in two years, the owner refused, and Silver Standard lost the project. The owner immediately contacted the Company. The Company entered into a three-year option to buy the property, with no underlying royalties.

WORK ACCOMPLISHED TO DATE: The Company is currently collecting 30 to 50 rock density samples. Also, the maps the Company uses for the topography of land are enlargements of government maps made for the area. The Company believes that detailed topographical maps were made by the previous operators of the mine, Silver Standard, and is attempting to locate those maps. The Company is currently checking the locations of previous underground workings as marked by blueprints of the location.

     In March 1999, Atlas developed a metallurgical testing program to design a process to recover silver from the San Acacio ores. Early exploitation will concentrate on highly oxidized material; initial work will be focused on the upper levels of the vein system. Company geologists collected four samples; these were shipped to American Assay Labs in Sparks, Nevada, for preliminary analysis. Each sample weighed approximately 400 pounds (189 kilograms). All of the samples assayed approximately the same silver content, though there is enough variation to construct a preliminary grade-recovery curve. The sample average recovery is 73.9%, 75.8% for the oxide ore, 68.3% for the sulfide ore. Though there is some scatter, there is a tendency for better recoveries at higher grades. A higher grade sample will be analyzed in order to confirm this theory.

     Based upon the existing drill results and extending the area of influence to the Purisima level, Management has estimated that high inferred levels of silver are located in the San Acacio Mine. The total strike width of the vein on the property is seven kilometers (4.2 miles). Approximately, 5.4 kilometers (3.2 miles) of vein remain to be explored, in an area unpenetrated by drilling or mine entry, where the ore zone is expected to lie at reasonable depths below the existing surface. Management believes the potential here is enormous, but cannot be proven without more drilling.

ROCK  FORMATIONS  AND  MINERALIZATION

     The Veta Grande, is a vein structure that is approximately 7 kilometers in length and two to thirty meters wide. It is underlain by early Cretaceous Chulitos Formation, a series of submarine andesite flows and intercalated sedimentary rocks. The andesite flows are altered adjacent to the major vein structures encountered. The contact zones of the vein systems are clay gouge zones in places, while in other places the walls are silicified. The veins are silica-carbonate fissure fillings containing pyrite, anglesite, cerussite, native silver, argentite, freibergite, proustite, galena, sphalerite, cerargyrite and rare chalcopyrite in a gangue of chalcedony, quartz, amethyst and calcite. The Veta Grande pinches and swells, splays into sigmoid loops and is accessible from the surface to a depth of at least 380 meters.

SUBSURFACE  IMPROVEMENTS  AND  EQUIPMENT

     The mine has over 10,000 feet of tunnels accessible via two separate adits and a small rail system. There are also three shafts on the property, but these are not easily accessible at this time. The property is close to electrical and other supplies and there appears to be a suitable source of water in the area.

MINING  PLANS

     The area targeted for initial work includes the drill-indicated resource and the areas of pre-existing mine workings, where backfilled stopes can be accessed for ore grade fill. This consists of a block 1.3 kilometers (4200 feet) long, and approximately 220 meters (680) feet) deep, where the main vein appears to average 10 meters (32 feet) in width. Atlas estimates that up to six million metric tonnes of ore grade material may be within this block. The block contains the drill-indicated resource, plus the reserves calculated by other companies on the basis of underground sampling.

     Management plans to exploit a typical epithermal vein system at the San Acacio Mine. The vein in the upper levels of epithermal systems tend to branch and splay, with multiple hangingwall and footwall structures, while the deeper levels are more likely to exploit a single discreet vein. Thus, in the upper levels, the mine plan by necessity must have a large degree of flexibility. The deeper levels can likely be exploited by a more rigid and more efficient mining method. Wall rocks in the upper levels are more likely to be altered, and ground conditions poorer, therefore requiring additional labor for good support.

     Atlas intends to begin mining the San Acacio property from the surface and pulling backfill material from the stopes in order to attain initial positive cash flow. A mining contractor will be used to mine, crush, transport and stack mineral from the surface operation. Atlas will utilize the services of AFC personnel and local labor to extract ore from underground and for the processing plant. It is estimated that AFC will employ approximately 132 workers and 12 key employees when in full production.

     Existing accessible drifts in the footwall of the vein will be extended. This is necessary to recover back fill material and to develop stopes in the areas between existing mine workings. Development work will benefit from the use of the Purisima adit, which gives the Company access to deeper levels of the mine, and the Refugio adit, which gives access to intermediate levels. A second adit is also planned for the Refugio level. The company believes it can extract 2000 metric tonnes per day from the Refugio level. Another 2000 tonnes per day can be extracted from the Purisima level once the open pit is exhausted and the Purisima haulage modified.

     In the open pit, Management estimates it can establish six working faces on the Veta Grande between the west end of the property and the Intermediate shaft. From these six faces, Management believes it can mine 2000 metric tonnes per day.

     The underground mining plan calls for developing haulage drifts on three levels: the Purisima, the Rodadillo, and the Refugio. The existing filled stopes, which may contain as much as 30% of the total resource, will be exploited from these three levels. During this time, the Company will have the opportunity to optimize extraction from multiple entry points, identify ore blocks on hangingwall and footwall structures, and note areas which are amenable to more efficient mining methods.

     Initial development for backfill material will take place on the Refugio level. The 400 meter Refugio adit will be enlarged for 16 ton trucks and a drift will be driven westerly in the immediate footwall of the vein system. A second Refugio adit will be driven 1000 meters west of the existing adit to provide a second access to the footwall. Drifts will be driven to the east and west from this adit in the footwall of the vein. Crosscuts will be driven into known workings for ore extraction, while small portable diamond drills such as a Hagby-Bruk 100 or a Diamec 250 will be used to probe the area between known stopes, and to test for hangingwall and footwall veins.

     On the Purisima level, the Company intends initially to extract broken rock from two large stopes, the Hundido de Guadalupe and the Rodadillo stope. The Purisima drift will be extended 260 meters to access the Hundido de Guadalupe while ore is being extracted from the Rodadillo stope. This effort will use the existing haulage, without substantial modification. Once cash flow can support the effort, the Purisima level will be enlarged to accommodate a conveyance system and a conveyor and underground crusher will be installed. An access drift will be driven in the footwall of the vein to the west from the end of the Purisima, and ramps will be extended to the Rodadillo level, where a second drift will be driven westerly. Crosscuts will be extended from the Purisima level into known stopes for backfill extraction, and a small diamond drill will be used to test the walls.

     During the initial phase of mining (backfill extraction), the Company will develop plans to extract the material. The Company will evaluate extraction methods for the remaining mining blocks on a block-by-block basis. However, the mine will easily lend itself to end slicing, a method used by AFC personnel to exploit the Ropes gold deposit in Michigan. This method simply calls for slicing the vein from the edges of the existing stopes. Some smaller pillars will be ring drilled and shot, while other areas may require shrink stoping or cut and fill methods. This extraction method may call for intermediate levels, which can be developed from ramps or adits.

PLANT  SITE  LOCATION

     The Company is currently considering and researching various potential plant sites. All have advantages and disadvantages. The Company has narrowed the site location to three possible sites. All sites are currently available and are comparable in price.

     Site 1 is a hillside directly opposite the Purisima adit. This is a small site, capable of handling material pulled from the adit. The site has the advantage of being close to the adit, and is only slightly uphill from the portal. Water is available and power is in close proximity. The disadvantage is that this site is on Ejido land, and can only be leased.

     Site 2 is a valley leach site, east of the Refugio adit. It is the most far site from power and water, would be a downhill haul from the pits and Refugio levels, but an uphill haul from the Purisima level. In addition to the potential problems of a valley leach area where flash flooding is a danger, the site is also on Ejido land.

     Site 3 is a flat area known as "La Plata." It is approximately two kilometers by road from the open pit area, and four kilometers by road form the Purisima adit. The land is private, has been used as a plant site in the past, and is for sale. Water and power are close by. The disadvantage is that it is the furthest from the mine, and requires an uphill haul over a vertical span of about 100 meters from the open pit ore, and approximately 300 meters from the Purisima ore. However, it is preferred because of the flat area and because of historic use as a processing site. The government agencies charged with issuing the necessary permits also favor this site over other, undisturbed locations. A road connects this site with the mine, but improvements will be necessary.

ENVIRONMENTAL

     No environmental obstacles have been noted for the mining of the San Acacio mines. The project is in a 451 year old mining camp, and most areas have been contaminated to some degree with mine dumps, tailings piles and other mining pollutants and equipment. Meetings with Manuel de Jesus Macias Patino of the SEMARNAP office in Zacatecas, and meetings with CONAGUA officials have been very productive. The Company has been assured that it will only be required to produce a baseline study. Within one month of providing the baseline study, according to SEMARNAP officials in Zacatecas, the Company should receive its construction and operating permits. The present Governor or the State, Ricardo Monreal, has also pledged his personal support in helping to get the project on line as quickly as possible.

     The Company has made no comprehensive evaluation of San Acacio's existing permits to determine if the existing operation is in full compliance. The biggest obstacle will be obtaining an explosives permit. Jose Casta eda, the regional director of Explosivos de Norteamerica in Zacatecas, a federal agency, has offered his support in obtaining an explosives permit, if necessary.

     The Company anticipates budgeting three months for the baseline study, plus two months for permitting.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMPLIANCE  WITH  SECTION  16  (A)  OF  THE  EXCHANGE  ACT

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and any stock exchange on which the Company's securities are listed. These shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that it has had no filing obligation to the time of this filing and, therefore, the filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

MARKET  INFORMATION

     The Company's stock has historically traded on the Over-the Counter Bulletin Board Market
("OTC BB"). The stock has not traded with the advent of recent Securities and Exchange Commission ("SEC") rules, and similar National Association of
Securities Dealers ("NASD") rules, requiring that companies enter the SEC disclosure system and become fully reporting in order to trade OTC BB. As a result, there is no way to determine at what price the Company's stock would trade immediately preceding the Offering.

     The following table lists the high and low bid information for the Company's stock for the past two fiscal years plus the interim period for which financial statements are required and furnished. The bid information is listed by quarter and is provided by Pennaluna & Company. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                    Quarter               High     Low
                    -------               ----     ---
                    2Q  1999               .25     .18
                    1Q  1999               .25     .18
                    4Q  1998               .35     .25
                    3Q  1998               .50     .25
                    2Q  1998               .50     .44
                    1Q  1998               .81     .50
                    4Q  1997               .69     .53
                    3Q  1997               .60     .35
                    2Q  1997               .35     .13
                    1Q  1997               .13     .13

     As of June 30, 1999, the approximate number of record holders of the Company's Common Stock was approximately 1,735.

      The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that for the foreseeable future, earnings, if any, will continue to be retained for use in its business.

                             EXECUTIVE COMPENSATION

     The Company currently has one executive officer, William T. Jacobson, the Company's President and Chief Executive Officer. The Company is currently compensating Mr. Jacobson at the rate of $72,000 per year. In addition, the Company pays medical insurance premiums for Mr. Jacobson in the amount of $3230.40 per year. Mr. Jacobson is also covered under a life insurance policy in the amount of $100,000; the Company pays the premiums on this policy.

     Mr. Jacobson is entitled to use one of the Company's vehicles. The Company leases the vehicle for $7,937 annually.

     The following table summarizes the compensation paid to the Company's executive officers. Information is provided only for 1998 since the Company is not a reporting company under the Securities Exchange Act of 1934.

SUMMARY  COMPENSATION  TABLE

Name  and  principal  position              Year     Salary  ($)
---------------------------------------     ----     -----------
William Jacobson, President and CEO         1998     72,000
---------------------------------------     ----     -----------

     The Board of Directors has authorized the issuance of certain stock options to Directors and Officers. See "Description of Securities."

                              FINANCIAL STATEMENTS

     The financial statements included with this Prospectus have been audited by the Company's independent accountant, Moss Adams, LLP, Spokane, Washington, for the periods and to the extent set forth herein.

     A potential investor is strongly encouraged to review the Company's financial statements.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     The Company has experienced no recent change in or disagreement with its accountant. The Company's present auditor, Moss Adams, LLP, Spokane,
Washington, has been the Company's auditor since 1997. Management of the Company intends to keep Moss Adams, LLP, as its auditor for the foreseeable future.

PART  II.  INFORMATION  NOT  REQUIRED  IN  PROSPECTUS.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Idaho Revised Statutes and certain provisions of the Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of the Company's Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Company's Articles and Bylaws and to the statutory provisions.

     In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to the Company to purchase and maintain insurance which protects its Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by the Company.

     Article VII of the Company's Restated Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the Company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The  expenses  of  this  Offering  are  as  follows.  Estimates  are marked "e".

Registration  fees:                       $2,212.50
State  taxes  and  fees:                  $13,500
Trustees'  and  transfer  agents'  fees:  $22,393.75e
Costs  of  printing  and  engraving:      $22,393.75e
Legal  fees:                              $25,000e
Accounting  fees:                         $15,000e

                     RECENT SALES OF UNREGISTERED SECURITIES

     In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools.

     In 1997, Atlas issued 842,964 shares of common stock (valued at $276,157) in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver.

     In November 1998, the Company changed its capitalization from 6 million to 60 million shares of no par common stock and authorized the issuance of 10 million shares of one-dollar par value noncumulative nonvoting convertible preferred stock.

     In February 1999, the Company issued 741,816 shares of common stock (valued at $232,500) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic.

     In March 1999, the Company issued 90,000 shares of Common Stock valued at $27,082 to Trail Gulch Gold Mining Company for 100 acres of land, including five patented mining claims.

     All of these transactions were private placements exempted under Section 4(2) of the Securities Act of 1933.

                                    EXHIBITS
INDEX  TO  EXHIBITS

(a) The following documents are filed as part of this Registration Statement on Form SB-2:

    1.     Unaudited  financial  reports  dated  June  30,  1999

    2.     Financial  Statements dated December 31, 1998 and December 31, 1997.

               Independent  Auditors'  Report
               Balance  Sheet
               Statements  of  Income
               Statements  of  Changes  in  Stockholders'  Equity
               Statements  of  Cash  Flows
               Notes  to  Financial  Statements

    3.   Exhibits

    3.1 Articles  of  Incorporation,  as  amended
    3.2 Bylaws
    3.3 Opinion of counsel regarding the legality of the securities to be issued
    3.4 Letter  on  unaudited  financial  information
    3.5 Employment  Agreement  with  William  T.  Jacobson
    3.6 Escrow  Agreement
    3.7 Corporate  Resolution  authorizing  the  offer  and  issue  of  shares

                                  UNDERTAKINGS

The  undersigned  small  business  issuer  hereby  undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  That:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

     (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Osburn, State of Idaho, on , 1999.

                 ATLAS  MINING  COMPANY


                                     By:  /s/ William  T.  Jacobson
                                          -------------------------------------
                                          William  T.  Jacobson,
                                          Chief  Executive  Officer,  President


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ William  T.  Jacobson                          November 12, 1999
-----------------------------                      ----------------------------
William  T.  Jacobson                              Date
Principal  Executive  Officer

/s/ Kurt Hoffman                                   November 12, 1999
-----------------------------                      ----------------------------
Kurt Hoffman                                       Date
Principal  Executive  Officer


BOARD  OF  DIRECTORS:

/s/ William  T.  Jacobson                          November 12, 1999
-----------------------------                      ----------------------------
William  T.  Jacobson                              Date
Director

/s/ Kurt Hoffman                                   November 12, 1999
-----------------------------                      ----------------------------
Kurt  Hoffman                                      Date

/s/ C. Lovon Fausett                               November 12, 1999
-----------------------------                      ----------------------------
C. Lovon Fausett                                   Date
Director

/s/ Jack Harvey                                    November 12, 1999
-----------------------------                      ----------------------------
Jack Harvey                                        Date
Director

/s/ Thomas E. Groce                                November 12, 1999
-----------------------------                      ----------------------------
Thomas E. Groce                                    Date
Director

                                     Assets

                                            -----------  -----------
ATLAS MINING COMPANY AS OF JUNE 30,            1999         1998
                                            -----------  -----------
CURRENT ASSETS
  Cash . . . . . . . . . . . . . . . . . .  $   40,549   $   49,423
  Investment securities available for sale      30,099       27,107
  Investment in silver and gold bullion. .       2,014        2,014
  Trade accounts receivables . . . . . . .      43,117      314,720
  Note receivable, current . . . . . . . .      55,871            -
  Other current receivables. . . . . . . .         131        8,300
  Mining supplies. . . . . . . . . . . . .     213,289      213,289
  Deposits and prepaids. . . . . . . . . .      19,851        7,066
                                            -----------  -----------

  TOTAL CURRENT ASSETS . . . . . . . . . .     404,921      621,919
                                            -----------  -----------

PROPERTY AND EQUIPMENT
  Land and tunnels . . . . . . . . . . . .     326,259      126,710
  Buildings and equipment. . . . . . . . .      77,680       77,680
  Mining equipment . . . . . . . . . . . .   1,080,750    1,081,750
  Office equipment . . . . . . . . . . . .      10,000       10,000
  Vehicles . . . . . . . . . . . . . . . .      83,972       63,274
                                            -----------  -----------

                                             1,578,661    1,359,414
  Accumulated depreciation . . . . . . . .    (384,614)    (208,460)
                                            -----------  -----------

 . . . . . . . . . . . . . . . . . . . . .   1,194,047    1,150,954
                                            -----------  -----------

DEFERRED TAXES . . . . . . . . . . . . . .      16,953            -
                                            -----------  -----------

INVESTMENTS AND OTHER ASSETS
  Notes receivable, noncurrent . . . . . .      31,351            -
  Other investments. . . . . . . . . . . .     305,575            -
                                            -----------  -----------

 . . . . . . . . . . . . . . . . . . . . .     336,926            -
                                            -----------  -----------

 . . . . . . . . . . . . . . . . . . . . .  $1,952,847   $1,772,873
                                            ===========  ===========

                                            Liabilities


                                                                               ------------  -----------
ATLAS MINING COMPANY AS OF JUNE 30,                                                1999         1998
                                                                               ------------  -----------
CURRENT LIABILITIES
  Accounts payable and accruied expenses. . . . . . . . . . . . . . . . . . .  $   102,666   $   96,819
  Income taxes payable. . . . . . . . . . . . . . . . . . . . . . . . . . . .           80        2,431
  Line of credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       47,508            -
  Current maturities of long-term debt. . . . . . . . . . . . . . . . . . . .      332,446      162,018
                                                                               ------------  -----------

    TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . .      482,700      261,268
                                                                               ------------  -----------

LONG-TERM DEBT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      684,096      684,976
                                                                               ------------  -----------

ESTIMATED STOCK REDEMPTION. . . . . . . . . . . . . . . . . . . . . . . . . .      195,383            -
                                                                               ------------  -----------

DEFERRED TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            -          428
                                                                               ------------  -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, 1999 no par value; 1998 $0.10 par
    value 1999 60,000,000 shares authorized; 1998 6,000,000
    shares authorized, 1999 5,213,965; 1998 3,859,836 issued and outstanding.    2,081,711      405,297
  Preferred stock, $1.00 par value 10,000,000 shares
    authorized, noncumulative nonvoting, nonconvertibles,
    none issued or outstanding. . . . . . . . . . . . . . . . . . . . . . . .            -            -
  Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . . . .            -    1,151,345
  Retained earnings (deficit) . . . . . . . . . . . . . . . . . . . . . . . .   (1,264,731)    (722,418)
Accumulated comprehensive income (loss), net of
  deferred (benefit) taxes 1999 $(16,953); 1998 $428. . . . . . . . . . . . .      (67,811)       1,285
                                                                               ------------  -----------
                                                                                   749,169      835,509
  Less cost of 1999 314,852; 1998 15,000 shares of treasury stock . . . . . .     (158,501)      (9,308)
                                                                               ------------  -----------
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      590,668      826,201
                                                                               ------------  -----------
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 1,952,847   $1,772,873
                                                                               ============  ===========

                               Income


                                              ----------  ---------
ATLAS MINING COMPANY YEAR TO DATE, JUNE 30,      1999       1998
                                              ----------  ---------
Operating revenue:
  Contracting revenue. . . . . . . . . . . .  $  42,565   $931,055
  Timber sales . . . . . . . . . . . . . . .     19,400      3,988
  Equipment rental income. . . . . . . . . .          -        305
                                              ----------  ---------
 . . . . . . . . . . . . . . . . . . . . . .     61,965    935,348
                                              ----------  ---------

Operating expenses:
  Contract costs . . . . . . . . . . . . . .    117,315    737,292
  Timber costs . . . . . . . . . . . . . . .        948      4,468
  General and administrative . . . . . . . .    352,856    220,404
                                              ----------  ---------
 . . . . . . . . . . . . . . . . . . . . . .    471,119    962,164
                                              ----------  ---------

OPERATING INCOME (LOSS). . . . . . . . . . .   (409,154)   (26,816)
                                              ----------  ---------

Financial income (expense):
  Interest expense . . . . . . . . . . . . .    (58,452)   (31,632)
  Investment income. . . . . . . . . . . . .      1,337        299
                                              ----------  ---------
 . . . . . . . . . . . . . . . . . . . . . .    (57,115)   (31,333)
                                              ----------  ---------

  INCOME (LOSS) BEFORE INCOME TAXES. . . . .   (466,269)   (58,149)

Provision (benefit) for income taxes . . . .         80      1,850
                                              ----------  ---------

NET INCOME (LOSS). . . . . . . . . . . . . .  $(466,349)  $(59,999)
                                              ==========  =========

Basic earnings (loss) per share. . . . . . .  $  (0.036)  $  0.056
                                              ==========  =========

Diluted earnings (loss) per share. . . . . .  $  (0.036)  $  0.053
                                              ==========  =========

                                   Cash flows


                                                                                             ----------  ---------
ATLAS MINING COMPANY YEAR TO DATE, JUNE 30,                                                     1999       1998
                                                                                             ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(466,349)  $(59,999)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     88,769     87,202
    Gain on sale of property and equipment
    Gain on available for sale investments. . . . . . . . . . . . . . . . . . . . . . . . .          -       (568)
    Appreciation in gold and silver bullion . . . . . . . . . . . . . . . . . . . . . . . .          -       (938)
    (Increase) decrease in:
      Trade accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41,639    (59,929)
      Mining supplies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -        563
      Deposits and prepaids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17,860     27,755
      Other current receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -     (8,300)
    Increase (decrease) in:
      Accounts payable and accrued expenses . . . . . . . . . . . . . . . . . . . . . . . .     41,305     15,150
      Income taxes payable
                                                                                             ----------  ---------

      NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . . . . . . . . . . . . . .   (276,776)       936
                                                                                             ----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available for sale investments . . . . . . . . . . . . . . . . . . . . . . .          -    (17,844)
  Sale of available for sale investments. . . . . . . . . . . . . . . . . . . . . . . . . .          -     47,249
  Purchases of other investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (21,181)
  Purchases of property and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .          -     (2,500)
  Payments on notes receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,649          -
  Certificates of deposits, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41,050          -
                                                                                             ----------  ---------

    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES. . . . . . . . . . . . . . . . . . . .     26,518     26,905
                                                                                             ----------  ---------

                                  Cash flows 2


                                           ---------  ---------
ATLAS MINING COMPANY JUNE 30,                1999       1998
                                           ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of capital stock  $ 26,777   $ 45,000
  Payments on long-term debt. . . . . . .    (3,836)   (55,653)
  Short-term borrowings . . . . . . . . .   220,248          -
                                           ---------  ---------

NET CASH USED IN FINANCING ACTIVITIES . .   243,189    (10,653)
                                           ---------  ---------

  NET INCREASE (DECREASE) IN CASH . . . .    (7,069)    17,188

Cash, beginning of year . . . . . . . . .    47,618     32,235
                                           ---------  ---------
Cash, end of year . . . . . . . . . . . .  $ 40,549   $ 49,423
                                           =========  =========

SUPPLEMENTAL CASH FLOWS INFORMATION
  Cash paid during the year for:
    Interest
                                           =========  =========

    Income taxes
                                           =========  =========

                                                               --------  -----
ATLAS MINING COMPANY JUNE 30,                                    1999    1998
                                                               --------  -----
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCIAL ACTIVITIES
  Change in net unrealized loss on investment securities
    available for sale, net of deferred taxes . . . . . . . .  $ 31,297  $   -
                                                               ========  =====

  Issuance of common stock in connection with
    acquisition of Olympic Silver, Inc. . . . . . . . . . . .  $214,613      -
                                                               ========  =====

  Transfer of investment in connection with
    acquisition of trail Gulch Gold Mining Co., Inc. property  $ 27,082      -
                                                               ========  =====

ATLAS  MINING  COMPANY

NOTES  TO  THE  FINANCIAL  STATEMENTS
SIX  MONTHS  ENDED  JUNE  30,  1999,  AND  1998


In the second quarter of 1999, Atlas Mining Company ("Atlas") acquired all the outstanding capital stock of Olympic Silver Resources, Inc. ("Olympic"), a Nevada corporation. Through the acquisition, Atlas acquired control of Olympic's Mexican subsidiary, Minera Argentum, S.A. de C.V. ("Minera"). Minera has an option on the San Acacio Mine in the state of Zacatecas, Mexico. Atlas issued 692,300 shares of common stock and will issue an additional 49,516 shares for a total of 731,816 shares for 100% of the outstanding Olympic stock. The Olympic acquisition was accounted for under the purchase method of accounting, with substantially all the purchase price of $230,383 has been allocated to investments in mining property and land.

                              ATLAS MINING COMPANY
                            1998 FINANCIAL STATEMENTS

ATLAS  MINING  COMPANY

TABLE OF CONTENTS
  INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS .     1
    FINANCIAL STATEMENTS
    BALANCE SHEETS . . . . . . . . . . . . . . . . . . .   2-3
    STATEMENTS OF INCOME . . . . . . . . . . . . . . . .     4
    STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY. . . .     5
    STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . .   6-8
    NOTES TO FINANCIAL STATEMENTS. . . . . . . . . . . .  9-20

                          Independent Auditor's Report
                          ----------------------------

To  the  Board  of  Directors
Atlas  Mining  Company
Osburn,  Idaho


We have audited the accompanying balance sheets of Atlas Mining Company as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Subsequent to year end, the Company purchased a controlling interest in Olympic Silver Resources, Inc. as described in Note 13.


                                          /s/ Moss Adams, LLP

Spokane,  Washington
January  22,  1999,  except  for  Note  13
   which  is  dated  February  5,  1999

BALANCE  SHEETS
DECEMBER  31,  1998  AND  1997

ASSETS
                                                         1998         1997
                                                      -----------  -----------
CURRENT ASSETS
   Cash                                               $   47,618   $   32,235
   Certificate of deposit                                 41,050            -
   Investment securities available for sale (Note 4)      69,221       55,944
   Investment in silver and gold bullion                   2,014        1,076
   Trade accounts receivable                              84,887      254,791
   Note receivable, current (Note 5)                      60,871            -
   Other current receivables                              35,364            -
   Mining supplies (Notes 6 and 8)                       213,289      213,852
   Deposits and prepaids (Note 10)                        37,711       34,821
                                                      -----------  -----------
         TOTAL CURRENT ASSETS                            592,025      592,719
                                                      -----------  -----------
PROPERTY AND EQUIPMENT (Notes 3, 6, and 8)
   Land and tunnels                                      299,177      126,710
   Buildings and equipment                                77,680       77,680
   Mining equipment                                    1,080,750    1,079,250
   Office equipment                                       10,000       10,000
   Vehicles                                               83,972       63,274
                                                      -----------  -----------
                                                       1,551,579    1,356,914
   Accumulated depreciation                             (295,845)    (121,258)
                                                      -----------  -----------
                                                       1,255,734    1,235,656
                                                      -----------  -----------
DEFERRED TAXES (Note 7)                                    9,128            -
                                                      -----------  -----------
INVESTMENTS AND OTHER ASSETS
   Notes receivable, noncurrent (Note 5)                  33,000            -
   Other investments (Note 10)                            61,499            -
                                                      -----------  -----------
                                                          94,499            -
                                                      -----------  -----------
                                                      $1,951,386   $1,828,375
                                                      -----------  -----------

BALANCE  SHEETS  (CONTINUED)
DECEMBER  31,  1998  AND  1997

LIABILITIES  AND  STOCKHOLDERS'  EQUITY

                                                                 1998         1997
                                                              -----------  -----------
CURRENT LIABILITIES
   Accounts payable and accrued expenses                      $   61,361   $   81,669
   Income taxes payable                                               80        2,431
   Line of credit (Note 12)                                       34,100            -
   Current maturities of long-term debt (Note 6)                 125,606      152,018
                                                              -----------  -----------
         TOTAL CURRENT LIABILITIES                               221,147      236,118
                                                              -----------  -----------
LONG-TERM DEBT (Note 6)                                          687,406      750,629
                                                              -----------  -----------
ESTIMATED STOCK REDEMPTION (Note 3)                              195,909            -
                                                              -----------  -----------
DEFERRED TAXES (Note 7)                                                -          428
                                                              -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 10)

STOCKHOLDERSEQUITY (Note 3)
   Common stock, 1998 no par value; 1997 $0.10 par value
      1998 60,000,000 shares authorized; 1997 6,000,000
      shares authorized, 1998 4,390,069; 1997 3,602,968
      issued and outstanding                                   1,840,321      360,297
   Preferred stock, $1.00 par value 10,000,000 shares
      authorized, noncumulative nonvoting, nonconvertible,
      none issued or outstanding                                       -            -
   Additional paid-in capital                                          -    1,151,345
   Retained earnings (deficit)                                  (798,382)    (662,419)
   Accumulated comprehensive income (loss), net of deferred
      (benefit) taxes of 1998 $(9,128); 1997 $428                (36,514)       1,285
                                                              -----------  -----------
                                                               1,005,425      850,508
   Less cost of 1998 314,852; 1997 15,000 shares of
      treasury stock                                            (158,501)      (9,308)
                                                              -----------  -----------
                                                                 846,924      841,200
                                                              -----------  -----------
                                                              $1,951,386   $1,828,375
                                                              -----------  -----------

STATEMENTS  OF  INCOME
YEARS  ENDED  DECEMBER  31,  1998  AND  1997

                                                       1998        1997
                                                    -----------  ---------
Operating revenue:
   Contracting revenue                              $1,624,859   $586,011
   Timber sales                                         27,039    196,051
   Equipment rental income                                   -      5,825
                                                    -----------  ---------
                                                     1,651,898    787,887
                                                    -----------  ---------
Other operating revenue:
   Loss on sale of available for sale investments       (1,698)   (11,720)
   Gain on sale of property and equipment              100,849     22,480
   Other, net                                           (2,678)    (4,795)
                                                    -----------  ---------
                                                        96,473      5,965
                                                    -----------  ---------
Operating expenses:
   Contract costs                                    1,396,138    437,558
   Timber costs                                          6,346     17,827
   General and administrative                          412,087    156,080
                                                    -----------  ---------
                                                     1,814,571    611,465
                                                    -----------  ---------
OPERATING INCOME (LOSS)                                (66,200)   182,387
                                                    -----------  ---------
Financial income (expense):
   Interest expense                                    (71,251)   (20,408)
   Investment income                                       987      2,923
                                                    -----------  ---------
                                                       (70,264)   (17,485)
                                                    -----------  ---------
         INCOME (LOSS) BEFORE INCOME TAXES            (136,464)   164,902

Provision (benefit) for income taxes (Note 7)             (501)     2,441
                                                    -----------  ---------
NET INCOME (LOSS)                                   $ (135,963)  $162,461
                                                    -----------  ---------
Basic earnings (loss) per share (Note 11)           $   (0.036)  $  0.056
                                                    -----------  ---------
Diluted earnings (loss) per share (Note 11)         $   (0.036)  $  0.053
                                                    -----------  ---------

STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
YEARS  ENDED  DECEMBER  31,  1998  AND  1997


                                                                                                     Accumulated
                                     Total                                Accumulated                  Compre-      Compreh-
                                     Stock-                 Additional     Retained                    hensive       ensive
                                    holders'     Common      Paid-In       Earnings      Treasury      Income        Income
                                     Equity      Stock       Capital       (Deficit)      Stock        (Loss)        (Loss)
                                   ----------  ----------  ------------  -------------  ----------  -------------  ----------
Balance, December 31, 1996         $ 307,352   $  267,792  $   883,845   $   (824,880)  $       -   $    (19,405)

   Net income                        162,461            -            -        162,461           -              -   $ 162,461

 Net change in unrealized gains
 (losses) on available for sale
 securities, net of taxes             20,690            -            -              -           -         20,690      20,690

 Issuance of 50 shares of
 common stock                              5            5            -              -           -              -

 Issuance of 875,000 shares of
 stock for the  purchase of
 equipment                           350,000       87,500      262,500              -           -              -

 Issuance of 50,000 shares of
 common stock  upon the
 exercise of stock options            10,000        5,000        5,000              -           -              -

 Purchase of 15,000 shares
 of stock for the treasury            (9,308)           -            -              -      (9,308)             -
                                                                                                                   ----------
 Comprehensive income                                                                                              $ 183,151
                                   ----------  ----------  ------------  -------------  ----------  -------------  ----------
Balance, December 31, 1997           841,200      360,297    1,151,345       (662,419)     (9,308)         1,285

 Net loss                           (135,963)           -            -       (135,963)          -              -   $(135,963)

 Net change in unrealized
 gains (losses) on available for
 sale  securities, net of taxes      (37,799)           -            -              -           -        (37,799)    (37,799)

 Issuance of 16,180 shares of
 common stock                          8,708        1,618        7,090              -           -              -

 Issuance of 48,500 shares of
 stock in connection with
 acquisition of equity securities     21,340        4,850       16,490              -           -              -

 Issuance of 451,850 shares of
 stock in connection with
 acquisition of equity securities    226,331       45,184      181,147              -           -              -

 Issuance of 70,571 shares of
 stock in connection  with
 acquisition of equity securities     31,050        7,056       23,994              -           -              -

 Issuance of 200,000 shares of
 common stock upon the
 exercise of stock options            40,000       20,000       20,000              -           -              -

 Purchase of 5,400 shares of
 stock for the treasury               (3,066)           -            -              -      (3,066)             -

 Treasury shares acquired in
 connection with  acquisition
 of Sierra Silver Lead Mines        (153,201)           -            -              -    (153,201)             -

 Sales of 11,400 share from
 the treasury                          8,324            -        1,250              -       7,074              -

 Change in capitalization of
 common stock                              -    1,401,316   (1,401,316)             -           -              -
                                                                                                                   ----------
 Comprehensive income                                                                                              $(173,762)
                                   ----------  ----------  ------------  -------------  ----------  -------------  ----------
Balance, December 31, 1998         $ 846,924   $1,840,321  $         -   $   (798,382)  $(158,501)  $    (36,514)
                                   ----------  ----------  ------------  -------------  ----------  -------------

STATEMENTS  OF  CASH  FLOWS
YEARS  ENDED  DECEMBER  31,  1998  AND  1997

                                                               1998        1997
                                                            ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                        $(135,963)  $ 162,461
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
      Depreciation                                            176,001      43,661
      Gain on sale of property and equipment                 (100,849)    (22,480)
      Loss on available for sale investments                    1,698      11,720
      Appreciation in gold and silver bullion                    (938)          -
      (Increase) decrease in:
         Trade accounts receivable                            169,904    (254,791)
         Mining supplies                                          563      29,908
         Deposits and prepaids                                 (2,890)    (34,821)
         Other current receivables                            (35,364)          -
      Increase (decrease) in:
         Accounts payable and accrued expenses                (20,308)     80,402
         Income taxes payable                                  (2,351)      2,431
                                                            ----------  ----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES             49,503      18,491
                                                            ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available for sale investments                (20,174)    (53,031)
   Sale of available for sale investments                      42,586      40,707
   Sale of gold and silver bullion                                  -      10,346
   Purchases of other investments                              (9,108)          -
   Purchases of property and equipment                         (8,618)    (60,000)
   Proceeds from sale of property and equipment                 2,000      79,980
   Issuance of notes receivable                               (49,603)          -
   Certificates of deposits, net                                   12           -
   Cash acquired through acquisitions                          32,467           -
                                                            ----------  ----------
         NET CASH PROVIDED (USED) BY INVESTING
            ACTIVITIES                                        (10,438)     18,002
                                                            ----------  ----------

STATEMENTS  OF  CASH  FLOWS  (CONTINUED)
YEARS  ENDED  DECEMBER  31,  1998  AND  1997

                                               1998        1997
                                            ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of capital stock  $   8,708   $       5
   Proceeds from exercise of stock options     40,000      10,000
   Proceeds from sales of treasury stock        8,324           -
   Purchase of treasury stock                  (3,066)     (9,308)
   Payments on long-term debt                (111,748)   (141,137)
   Short-term borrowings                       34,100           -
                                            ----------  ----------
NET CASH USED IN FINANCING ACTIVITIES         (23,682)   (140,440)
                                            ----------  ----------
         NET INCREASE (DECREASE) IN CASH       15,383    (103,947)

Cash, beginning of year                        32,235     136,182
                                            ----------  ----------
Cash, end of year                           $  47,618   $  32,235
                                            ----------  ----------
SUPPLEMENTAL CASH FLOWS INFORMATION
   Cash paid during the year for:
      Interest                              $  71,251   $  20,408
                                            ----------  ----------
      Income taxes                          $   1,850   $      10
                                            ----------  ----------

STATEMENTS  OF  CASH  FLOWS  (CONTINUED)
YEARS  ENDED  DECEMBER  31,  1998  AND  1997

                                                               1998       1997
                                                             --------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
   Change in net unrealized loss on investment
      securities available for sale, net of deferred taxes   $ 37,799  $  (20,690)
                                                             --------  -----------
Mining supplies and property and equipment
acquired with issuance of long-term debt                     $      -  $1,043,164
                                                             --------  -----------
   Mining supplies and property and equipment
      acquired with issuance of capital stock                $      -  $  350,000
                                                             --------  -----------
   Investments in equity securities acquired with issuance
      of capital stock                                       $ 52,390  $        -
                                                             --------  -----------
   Refinance of long-term debt                               $  3,874  $        -
                                                             --------  -----------
   Issuance of common stock in connection with acquisition
      of Sierra Lead Mines, Inc.                             $226,331  $        -
                                                             --------  -----------
   Assets and liabilities recognized upon acquisition
      of Sierra Lead Mines, Inc. through issuance of stock:
      Certificate of deposit                                 $ 41,062  $        -
                                                             --------  -----------
      Property                                               $195,510  $        -
                                                             --------  -----------
      Estimated stock redemption                             $195,909  $        -
                                                             --------  -----------
      Treasury stock                                         $153,201  $        -
                                                             --------  -----------
   Property acquired through issuance of long-term debt      $ 25,987  $        -
                                                             --------  -----------
   Book value of property traded-in                          $  3,874  $        -
                                                             --------  -----------
   Stock issued for other investments                        $ 52,391  $        -
                                                             --------  -----------
   Note received on sale of investments                      $  6,268  $        -
                                                             --------  -----------
   Investments acquired on sale of property                  $ 91,010  $        -
                                                             --------  -----------
   Note received on sale of property                         $ 38,000  $        -
                                                             --------  -----------

ATLAS  MINING  COMPANY
NOTES  TO  FINANCIAL  STATEMENTS
NOTE  1.  NATURE  OF  ORGANIZATION

The Company was incorporated under the laws for the state of Idaho on March 4, 1924, and was an exploratory stage mining company engaged in the business of exploring for nonferrous and precious metals, principally silver, lead, gold, and zinc. The properties of the Company are located in Mullan, Shoshone County, Idaho. The Company commenced contracting operations through a trade name, Atlas Fausett Contracting, and became an operating company during the year ended December 31, 1997.

Atlas Mining Company pursues property acquisitions that will increase the natural resource potential for the Company.

Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development, and contracting to a customer base consisting primarily of companies in the mining and civil industries. The contract mining industry in which Atlas operates is highly competitive and subject to business downturns.

NOTE  2.  SIGNIFICANT  ACCOUNTING  POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the provision for accumulated depreciation, valuation of deferred taxes, and the valuation of the mining properties.

AVAILABLE  FOR  SALE  SECURITIES:

Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

GOLD  AND  SILVER  INVESTMENTS:

The cost of silver and gold bullion is determined by specific identification. Unrealized losses on gold and silver bullion are charged to operations.

MINING  SUPPLIES:

Mining supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

PROPERTY  AND  EQUIPMENT:

Property and equipment are carried at cost. Depreciation and amortization is computed principally on the straight-line method over the estimated useful lives of the assets as follows:

                                          Estimated
                                         Useful Life
                                         -----------
Building. . . . . . . . . . . . . . . .     39 years
Mining equipment. . . . . . . . . . . .    2-8 years
Office and shop furniture and equipment    5-8 years
Vehicles. . . . . . . . . . . . . . . .      5 years

The Company has a recorded cost of $278,492 in its exploratory stage mining properties at December 31, 1998. The ultimate realization of the Company's carrying cost in these assets is dependent upon the discovery and the ability of the Company to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for the Company to recover its recorded cost or to sell such assets for more than their recorded values. The ultimate realization of the carrying cost in the mineral properties at December 31, 1998, cannot presently be determined. No provisions for any possible revaluation of these assets has been made in the financial statements.

VALUATION  OF  LONG-LIVED  ASSETS:

In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 1998 and 1997, no impairments were recognized.

REVENUE  AND  COST  RECOGNITION:

Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

Contract claims are included in revenue when realization is probable and can be reliably estimated.

BAD  DEBTS:

Bad debts on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

INCOME  TAXES:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FINANCIAL  INSTRUMENTS:

The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of December 31, 1998 and 1997. The Company has no investments in derivative financial instruments.

EARNINGS  PER  SHARE:

Earnings per share were computed by dividing net income by the total weighted average common shares outstanding and the additional dilutive effect of stock warrants and stock options during the respective periods. The dilutive effect of stock warrants and stock options are considered using the treasury stock method.

ACCOUNTING  CHANGE:

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, for the year ended December 31, 1998. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The December 31, 1997, financial statements have been reclassified to reflect the application of the provisions of this statement for comparative purposes. The adoption of SFAS No. 130 has no impact on the Company's statements of financial condition, income, or cash flows. Management has elected to display its components of comprehensive income in the statements of stockholders' equity.

NOTE  3.  BASIS  OF  PRESENTATION
FAUSETT  MINING  COMPANY:

During 1997, Atlas Mining Company purchased substantially all the operating equipment and mining supplies of Fausett International, Inc., a related party. The purchase price was $1,416,094 which consisted of $50,000 cash, 875,000 shares of capital stock valued at $350,000, and a note payable totaling $1,016,094 (Note 5).

SIERRA  SILVER  LEAD  MINES,  INC.:

During 1998, the Company entered into an agreement and plan of merger with Sierra Silver Lead Mines, Inc., an Idaho corporation.
The acquisition was accounted for as a purchase. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. All assets of Sierra were subsequently transferred to Atlas and Sierra ceased operations.

In the merger, all outstanding shares of common stock of Sierra were to be converted into 842,964 shares of Atlas common stock. At December 31, 1998, 391,114 shares of Atlas stock had not been issued as the owners of the corresponding Sierra stock could not be located. Under the plan of merger, any dissenters to the acquisition have the right to exchange their shares for cash in lieu of common stock. As a result, $195,909 is included in long-term debt due to this contingent liability. Under Idaho State law, these shares will be converted and held with the state of Idaho in the Unclaimed Property Division for an indefinite period of time.

The  purchase  price  was  allocated  as  follows.

Cash. . . . . . . . . .       $ 32,467
Certificates of deposit         41,062
Property. . . . . . . .        202,628
                              --------

                              $276,157
                              --------

CHANGE  IN  CAPITALIZATION:

On November 19, 1998, the Company amended their Articles of Incorporation. Under the amended Articles, the Company changed the authorized capital stock from $0.10 par to no par. Also the number of shares authorized increased from 6,000,000 to 60,000,000. Further amendments included the authorization of 10,000,000 shares of $1.00 par value noncumulative, nonvoting, nonconvertible preferred stock.

NOTE  4.  INVESTMENT  SECURITIES  AVAILABLE  FOR  SALE

Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                Gross        Gross
                             Unrealized    Unrealized    Estimated
                     Cost       Gains        Losses     Fair Value
                   --------  -----------  ------------  -----------
DECEMBER 31, 1998  $114,863  $         -  $   (45,642)  $    69,221
                  --------  -----------  ------------  -----------

December 31, 1997  $ 54,229  $     3,434  $    (1,719)  $    55,944
                   --------  -----------  ------------  -----------

NOTE  5.  NOTES  RECEIVABLE

                                                                        1998    1997
                                                                       -------  -----
Note receivable from Lookout Recreation, Inc.,
  noninterest bearing and unsecured.. . . . . . . . . . . . . . . . .  $49,603  $   -

Note receivable bearing interest of 10% per annum.  Due in annual
  installments of $5,000 plus accrued interest.  Secured by property.   38,000      -

Note receivable, noninterest bearing, secured by stocks.. . . . . . .    6,268      -
                                                                       -------  -----

                                                                        93,871      -
Less current portion. . . . . . . . . . . . . . . . . . . . . . . . .   60,871      -
                                                                       -------  -----

                                                                       $33,000  $   -
                                                                       -------  -----

NOTE  6.  LONG-TERM  DEBT

Long-term  debt  is  comprised  as  follows  at  December  31:

                                                                         1998      1997
                                                                       --------  --------
Note payable to a Fausett International Inc., due in monthly payments of $15,000, including interest at 8.75% and is collateralized by all equipment and mining supplies.  This note matures August 22, 2001.. .  $782,741  $880,730

Two notes payable to a lending facility. The notes are due in total combined monthly payments of $813, including interest at 7.90% and
10.90%.  The notes are due in June 1999 and September 1999.  These
notes are collateralized by vehicles. . . . . . . . . . . . . . . . .     5,343    21,917

Note payable to a lending facility. The note is due in monthly installments of $578, including interest at 11.99% per annum.  This
note is due September 2003 and is secured by a vehicle. . . . . . . .    24,928         -
                                                                       --------  --------

                                                                        813,012   902,647
Less current portion. . . . . . . . . . . . . . . . . . . . . . . . .   125,606   152,018
                                                                       --------  --------

                                                                       $687,406  $750,629
                                                                       --------  --------

Future  maturities  of  long-term  debt  at  December  31, 1998, are as follows:

Period ending December 31:
1999 . . . . . . . . . . .  $125,606
2000 . . . . . . . . . . .   131,367
2001 . . . . . . . . . . .   545,275
2002 . . . . . . . . . . .     5,966
2003 . . . . . . . . . . .     4,798
                            --------

                            $813,012
                            --------

NOTE  7.  INCOME  TAXES

Temporary differences in the recognition of taxable income for financial reporting and income tax purposes relate primarily to the use of accelerated depreciation methods for tax purposes and the carryforward of net operating losses for tax purposes.

The components of the net deferred tax asset (liability) recorded in the accompanying consolidated balance sheets are:

                                                             1998       1997
                                                           ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards. . . . . . . . . . . .  $ 66,960   $ 32,168
  Contribution carryforwards. . . . . . . . . . . . . . .       340        105
Unrealized loss on available for sale securities. . . . .     9,128          -
                                                           ---------  ---------

    TOTAL DEFERRED TAX ASSETS . . . . . . . . . . . . . .    76,428     32,273

Valuation allowance for deferred tax assets . . . . . . .   (55,822)   (21,463)
                                                           ---------  ---------

                                                             20,606     10,810
                                                           ---------  ---------

Deferred tax liabilities:
  Tax over book depreciation. . . . . . . . . . . . . . .    11,478     10,810
  Unrealized gain on available for sale equity securities         -        428
                                                           ---------  ---------

    TOTAL DEFERRED TAX LIABILITIES. . . . . . . . . . . .    11,478     11,238
                                                           ---------  ---------

                                                           $  9,128   $   (428)
                                                           ---------  ---------

At December 31, 1998 and 1997, Atlas has established a valuation allowance for deferred tax assets related to net operating loss and contribution carryforwards which may not be realized. Net operating loss carryforwards total $267,841 at December 31, 1998, and expire from 2001 through 2018 if not utilized sooner. The income tax provision (benefit) differs from the amount of income tax determined by applying the federal income tax rate to pretax income from continuing operations due to the following for the years ended December 31:

                                                        1998       1997
                                                      ---------  ---------
Computed expected tax expense (benefit). . . . . . .  $(34,579)  $ 43,773
Increase (decrease) in income taxes resulting from:
  Nondeductible expenses . . . . . . . . . . . . . .       704        139
  State taxes. . . . . . . . . . . . . . . . . . . .        80          -
  Overaccrual of prior year taxes. . . . . . . . . .    (1,065)         -
  Change in valuation allowance. . . . . . . . . . .    34,359    (41,471)
                                                      ---------  ---------

                                                      $   (501)  $  2,441
                                                      ---------  ---------

NOTE  8.  RELATED  PARTY  TRANSACTIONS

The following transactions occurred in 1998 and 1997 with Fausett International Inc., a minority stockholder of Atlas Mining Company. Mr. Fausett is also on the Board of Directors of Atlas Mining Company.

ASSET  PURCHASES:

As explained in Note 3 of Notes to Financial Statements, Fausett International, Inc. sold operating equipment and mining supplies to the Company in 1997 for a purchase price totaling $1,416,094. The purchase price was paid in cash, capital stock, and a note payable.

NOTE  PAYABLE:

Included in long-term debt is a note payable in the amount of $782,741 and $880,730 for the years ended December 31, 1998 and 1997, respectively. Interest paid in 1998 and 1997 on this note was $67,087 and $20,371, respectively.

OFFICE  RENTAL:

The Company has a month-to-month lease for office space. Rental payments under this lease are $1,100 per month. Total rental expense recognized under this lease during 1998 and 1997 was $13,200 and $3,200, respectively.

CONSULTING  FEES:

As part of the purchase of Fausett International Inc.'s assets, a three-year agreement was signed with Lovon Fausett, the majority stockholder of Fausett International, Inc., to provide consulting services for a three-year period payable at $1,500 per month. Consulting fees recognized under this agreement during 1998 and 1997 were $18,000 and $4,500, respectively.

NOTE  9.  STOCK  OPTIONS

The Company has a qualified stock option plan authorizing the granting to officers and directors, of options to purchase 100,000 shares of common stock each at exercise prices equal to the fair market value on the common stock at the date of grant. Options became exercisable immediately and expire two years after the date of the grant. As permitted under generally accepted accounting principles, grants under the plan are accounted for under the provisions of APB No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date.

A summary of the status of the Company's stock option plans and changes during the years ending on those dates is presented below:

                                                1998               1997
                                          -----------------  ------------------
                                                   WEIGHTED           Weighted-
                                                   -AVERAGE            Average
                                          SHARES   EXERCISE  Shares   Exercise
                                          ACTUAL    PRICE    Actual     Price
                                          -------  --------  -------  ---------
Outstanding options at beginning of year  350,000       .20  400,000        .20
  Granted. . . . . . . . . . . . . . . .        -         -        -          -
  Exercised. . . . . . . . . . . . . . .  200,000       .20   50,000        .20
  Terminated . . . . . . . . . . . . . .  150,000       .20        -          -
                                          -------            -------

Outstanding at end of year . . . . . . .        -         -  350,000        .20
                                          -------            -------

Options exercisable at yearend . . . . .        -            350,000
                                          -------            -------

The pro forma effect on net income as reported, if the fair value of accounting for stock options had been adopted by the Company, is not significantly different than net income as reported on the statement of income. The fair value assumptions are based on a risk-free interest rate over the expected lives for the options granted in 1996 and assumes no annual cash dividends.

STOCK  OPTION  PLAN  1998:

In 1998, the Company adopted a nonqualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. The period for which an option is exercisable is at the discretion of the Administrative Committee. As permitted under generally accepted accounting principles, grants under the Plan are accounted for under the provisions of APB No. 25 and its related interpretations.

At December 31, 1998, no options had been granted under this plan. INCENTIVE STOCK OPTION PLAN 1998:

The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company. Options granted under this plan and any other stock option plan adopted by the Company shall not exceed 10% of the then issued and outstanding shares of the Company's common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. Once granted, options may be fully vested or may vest over a period of time. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date the option is granted, and payment terms are determined by the Incentive Stock Option Committee. As permitted under generally accepted accounting principles, grants under the plan are accounted for under the provisions of APB No. 25 and its related interpretations.

At  December  31,  1998,  no  options  had  been  granted  under  this  plan.

NOTE  10.  COMMITMENTS  AND  CONTINGENCIES
PARK  COPPER  AND  GOLD  MINING,  LTD.:

The Company has tendered an offer to the shareholders of Park Copper and Gold Mining, Ltd. to exchange all the outstanding stock for 221,415 shares of common stock. At December 31, 1998, the Company had exchanged 70,571 shares of Atlas stock. This acquisition will be accounted for as a purchase.

YEAR  2000:

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is implementing a plan to resolve any issues. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 may have a material impact on the operations of the Company.

NOTE  11.  EARNINGS  PER  SHARE

The calculation of earnings per share and earnings per share assuming full dilution is as follows:

                                             YEAR ENDED DECEMBER 31, 1998
                                         -------------------------------------
                                                                        PER
                                            INCOME        SHARES       SHARE
                                         (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                         ------------  ------------- ---------
BASIC EPS
  Loss available to common stockholders  $  (135,963)      3,812,925  $(0.036)
                                         ------------  ------------- ---------

EFFECT OF DILUTIVE SECURITIES
  Stock options                                                    -
                                                       -------------

DILUTED EPS
  Loss available to common stockholders
    plus assumed conversions. . . . . .  $  (135,963)      3,812,925  $(0.036)
                                         ------------  -------------  --------

                                               Year Ended December 31, 1997
                                           ------------------------------------
                                                                          Per
                                              Income        Shares       Share
                                           (Numerator)   (Denominator)  Amount
                                           ------------  -------------  -------
BASIC EPS
  Income available to common stockholders  $    162,461      2,910,160  $ 0.056
                                           ------------                 -------

EFFECT OF DILUTIVE SECURITIES
  Stock options                                                179,268
                                                         -------------

DILUTED EPS
  Income available to common stockholders
    plus assumed conversions. . . . . . .  $    162,461      3,089,428  $ 0.053
                                           ------------  -------------  -------

NOTE  12.  LINE  OF  CREDIT

The Company obtained an unsecured line of credit with Suntrust Credit for $50,000 in 1998. Interest accrues at the lender's prime lending rate plus 6%. At December 31, 1998, borrowings under this agreement were $34,100.

NOTE  13.  SUBSEQUENT  EVENT

Subsequent to the end of fieldwork, the Company purchased the majority of the outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation. Under the agreement reached, Atlas has committed 750,000 shares of stock to the stockholders of Olympic in exchange for 4,000,000 shares.